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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2016
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 16, 2016:
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION OF PROXIES
VOTING RIGHTS AND PROCEDURES
PROPOSAL I--ELECTION OF DIRECTORS
PROPOSAL II--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE SUMMARY
PROPOSAL III--NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL IV--APPROVE THE AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
2015 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
KPMG LLP FEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
OTHER MATTERS
APPENDIX A

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326
April 6, 2016
Dear Shareholder:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”), which will be held on Monday, May 16, 2016, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).
The principal business of the meeting will be (i) to elect two directors to serve until the 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified; (ii) to ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2016; (iii) to approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers; (iv) to approve the Amended and Restated 2005 Equity and Incentive Plan, as proposed to be amended; and (v) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2016.
In accordance with the Securities and Exchange Commission (“SEC”) rule (“Notice and Access Rule”) that allows companies to furnish their proxy materials (including the form of proxy, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016) over the Internet, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 6, 2016 to our shareholders of record as of March 22, 2016. We also provided access to our proxy materials over the Internet beginning on that date. As a result of the Notice and Access Rule, all shareholders receiving the Notice have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials electronically by e-mail.
Whether you plan to attend the Annual Meeting or not, to have your vote recorded, you should vote over the Internet or by telephone, or, if you requested paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.
We thank you for your continued interest in Ultimate.
Sincerely yours,
Scott Scherr
Chairman, President and Chief Executive Officer

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2016
TO THE SHAREHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”) will be held on Monday, May 16, 2016, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1)	To elect two directors to serve until the 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2)	To ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3)	To approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers;

4)	To approve the Amended and Restated 2005 Equity and Incentive Plan, as proposed to be amended; and

5)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Shareholders of record of the voting stock of Ultimate at the close of business on March 22, 2016 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
By Order of the Board of Directors:
Vivian Maza
Secretary

Weston, Florida
April 6, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON MAY 16, 2016:
This proxy statement, the form of proxy and Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“2015 Annual Report”) are being mailed to shareholders who have requested hard copies on or after April 6, 2016.
Registered and beneficial shareholders may view and print Ultimate’s proxy statement and the 2015 Annual Report at www.proxyvote.com.
All shareholders may view and print Ultimate’s proxy statement and the 2015 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2016
This proxy statement (this “Proxy Statement”) is being furnished to holders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us,” or “our”) common stock, par value $0.01 per share (the “Common Stock”). Proxies are being solicited on behalf of the Board of Directors of Ultimate (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, May 16, 2016, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.
Ultimate is using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials (including the form of proxy, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016 (the “2015 Annual Report”), collectively, the “Proxy Materials”) on or about April 6, 2016. We also provided access to our Proxy Materials over the Internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2015 Annual Report and how to vote online or by toll-free number. Subsequent to receiving the Notice, all shareholders have the ability to access the Proxy Materials over the Internet and request to receive a paper copy of the Proxy Materials by mail. Instructions on how to access the Proxy Materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how shareholders may request to receive Proxy Materials electronically by e-mail.
Registered and beneficial shareholders may view and print this Proxy Statement and the 2015 Annual Report at www.proxyvote.com.
All shareholders may view and print this Proxy Statement and the 2015 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.
Proxies are being solicited from holders of Ultimate’s Common Stock. If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the shareholder as provided in such proxy, will be voted in accordance with such specification. Unless a shareholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as nominees of Ultimate under the heading “Election of Directors;” (ii) FOR the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2016; (iii) FOR approval, by non-binding advisory vote, of the compensation paid to Ultimate’s named executive officers ("NEOs"); (iv) FOR approval of the Amended and Restated 2005 Equity and Incentive Plan as proposed to be amended; and (v) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES
Ultimate is paying all of the costs of soliciting proxies, including preparation costs, assembly, posting on the Internet, printing and mailing of the Proxy Materials, the Notice and any additional information furnished to shareholders. Proxies are being solicited by Ultimate primarily by mail and the Internet, but in addition, the solicitation by these means may be followed by solicitation in person, or by telephone, e-mail or facsimile, by directors, officers and other employees of Ultimate without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of Ultimate’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. Ultimate will, upon request, reimburse such institutions for their reasonable expenses in forwarding the Proxy Materials to their beneficial owners.
VOTING RIGHTS AND PROCEDURES
Only shareholders of record of the Common Stock of Ultimate at the close of business on March 22, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of that date, a total of 30,408,424 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.
A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and the proposal for advisory approval of executive compensation. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2016 or the proposal for advisory approval of executive compensation.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the Amended and Restated 2005 Equity and Incentive Plan, as proposed to be amended. Abstentions will have the effect of votes “against” the approval of the Company’s Amended and Restated 2005 Equity and Incentive Plan, as proposed to be amended. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.
A shareholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of Ultimate a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a later dated proxy by telephone, on the Internet or by mail, or by voting in person at the Annual Meeting.

PROPOSAL I—ELECTION OF DIRECTORS
The Board of Ultimate is currently composed of seven members, divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Scott Scherr and Alois T. Leiter serve in the class whose term expires at the Annual Meeting.
The Board has nominated Messrs. Scott Scherr and Alois T. Leiter for election to the Board at the Annual Meeting for a term of three years, expiring at the 2019 Annual Meeting, and each has indicated a willingness to serve. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting of Shareholders in 2017. Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. serve in the class whose term expires at the Annual Meeting of Shareholders in 2018.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
Messrs. Scott Scherr and Alois T. Leiter are directors currently serving on the Board. If either of them is not re-elected, Delaware law provides that such director would continue to serve on the Board as a “holdover director.” Under our By-laws, each of Messrs. Scott Scherr and Alois T. Leiter, as a director who is being re-nominated for election to the Board, submitted an advance, contingent, irrevocable resignation that the Board may accept if shareholders do not re-elect him. In that situation, the Nominating Committee of the Board would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating Committee's recommendation and would publicly disclose its decision within 90 days from the date that the election results were certified and, if such resignation were to be rejected, the rationale behind the Board's decision also would be publicly disclosed.
In the event that either of Messrs. Scott Scherr and Alois T. Leiter is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies in this Proxy Statement may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies named in this Proxy Statement may vote just for the remaining nominees, if any, leaving a vacancy or vacancies that may be filled at a later date.
The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since
Scott Scherr	63	Chairman of the Board, President and Chief Executive Officer, The Ultimate Software Group, Inc.	April 1996
Alois T. Leiter	50	Director; Television Analyst and Commentator, MLB Network and Yankees Entertainment and Sports Network	October 2006
Scott Scherr has served as President and a director of Ultimate since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of Ultimate since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by Ultimate in 1998. Mr. Scherr served as President of the Partnership's general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board and Chief Operating Officer of Ultimate, and the father-in-law of Adam Rogers, Senior Vice President and Chief Technology Officer.
As Ultimate's founder and Chief Executive Officer, Mr. Scherr brings to the Board a unique and deeply rooted understanding of our Company, its business, its employees and its customers. During his long tenure as Chairman of our Board and our Chief Executive Officer, Mr. Scherr's leadership skills have been essential to Ultimate's attraction and retention of high quality personnel, product development, attraction and retention of customers, and establishment of a culture of teamwork that has allowed Ultimate to grow from a start-up operation in 1990 to a leading provider of human capital management solutions.

Alois T. Leiter has served as director of Ultimate since October 2006 and is a member of the Compensation Committee and the Nominating Committee of the Board. Mr. Leiter was a three-time Major League Baseball World Champion and two-time All-Star pitcher formerly with the New York Yankees, New York Mets, Toronto Blue Jays, and Florida Marlins, and has been an official spokesperson for Ultimate since 2002. Mr. Leiter has served as a television commentator for the Yankees Entertainment and Sports Network since 2006 and as an analyst with MLB Network since January 2009. He has served on the Executive Committee of New York City's official tourism marketing organization, NYC & Company, since 2000 and is a member of the Board of Directors of America's Camp, a legacy organization of the Twin Towers Fund, on which he also served as a board member. Mr. Leiter brings to our Board and to our Company a strong understanding of leadership, dedication, performance under pressure and the importance of communication and teamwork to the operations of Ultimate. Mr. Leiter's success as a professional athlete and television broadcaster reflects a commitment to excellence that he regularly imparts to our management and employees as a member of our Board. Mr. Leiter also brings to the Board 18 years of proven leadership skills and management experience as president and founder of Leiter's Landing, a charitable organization, and the knowledge and experience acquired through his service on a number of New York state and community boards.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. SCOTT SCHERR AND ALOIS T. LEITER AS DIRECTORS OF ULTIMATE TO HOLD OFFICE UNTIL THE 2019 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

PROPOSAL II— RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee of the Board (the “Audit Committee”) has appointed KPMG LLP as the independent registered public accounting firm for Ultimate for the fiscal year ending December 31, 2016. KPMG LLP has served as the independent registered public accounting firm for Ultimate since 2002. A representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. The representative also will be available to respond to appropriate questions from shareholders.
Shareholder ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm is not required by Ultimate’s By-Laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of corporate practice. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2016. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Ultimate and its shareholders.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ULTIMATE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

EXECUTIVE SUMMARY
Fiscal 2015 Business Summary
As a leading provider of cloud-based human capital management (“HCM”), our long-term success depends on, but is not limited to, our ability to (i) develop, enhance and market our products and services to keep pace with our competitors; (ii) adapt to technological advancements and changing industry standards; and (iii) expand the functionality of our products and services to address the increasingly sophisticated requirements of our customers. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to Ultimate’s core values of excellence, integrity and teamwork.
During fiscal 2015, we delivered strong results (as provided in our reported financial statements), including the following:

•	Grew recurring revenues 23% from $419.2 million for 2014 to $516.2 million for 2015;

•
Achieved an annualized retention rate, on a rolling 12-month basis, in excess of 97% for our recurring revenue cloud customer base as of December 31, 2015, which compares with greater than 96% for the prior year;

•	Grew total revenues 22% from $505.9 million for 2014 to $618.1 million for 2015;

•	Grew cash from operations by 38% from $80.6 million for 2014 to $110.8 million for 2015;

•
Our operating income approximated the 94th percentile relative to our 2015 Peer Group (as defined under the heading "The Compensation Committee's Processes") in 2015 and our net income approximated the 95th percentile relative to our 2015 Peer Group in 2015;

•
Our one - and five-year total shareholder returns as of December 31, 2015 were 33.2% and 302%, respectively, on an absolute basis. Our one-year and five-year total shareholder returns as of December 31, 2015 were 33% and 32%, respectively, on an annualized basis. Our one-year total shareholder return as of December 31, 2015 was at the 98th percentile relative to our 2015 Peer Group (as defined below) while our five-year total shareholder return as of December 31, 2015 was the highest of our 2015 Peer Group. From December 31, 2015 through March 29, 2016, our total shareholder return was down 4% which was at the 94th percentile relative to our 2015 Peer Group which was down 14%; and

•
In October 2015, the Compensation Committee of the Board of Directors (the "Compensation Committee") intended to award Messrs. Scott Scherr, Marc Scherr and Mitchell Dauerman an aggregate of 105,000 Restricted Stock Awards with an estimated value of $21 million. In light of the modifications to the Company's Amended and Restated Change in Control Bonus Plans ( the "CIC Plans") discussed below, the recipients informed the Compensation Committee that they waived their right to receive these awards, and therefore, the Compensation Committee did not grant Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman these awards.

Aligning Management Incentives with Long Term Shareholder Value
As part of an on-going comprehensive review of the senior officer compensation arrangements, the Board of Directors and the Compensation Committee took actions to modify the CIC Plans primarily to better align management's incentives with long-term value creation for our shareholders and significantly reduce the aggregate amount of cash payments that would be due to senior management upon a sale of the Company. Such cash payments included a significant amount attributable to the Federal excise tax “gross up.”
Ultimate Software became a publicly traded company in June 1998 with a license-based business model for its UltiPro product offering. During 2000-2004, we successfully transitioned our business model from a license-based model to a recurring revenue-based model or cloud model. This cloud-based business model has created consistent annual recurring revenue growth and long-term shareholder value reflected in the significant growth in the aggregate market value of shares of Common Stock outstanding based upon the closing price of such shares on The NASDAQ Global Select Market (the "Aggregate Market Value") of Ultimate. As of June 30, 2004, the Aggregate Market Value of the Company was approximately $200 million.
After this successful transition to the cloud business model, the Compensation Committee engaged an independent compensation consulting firm in 2004 to advise us on our executive compensation arrangements. Based upon their recommendation and the Company’s Aggregate Market Value as of June 30, 2004, the Board adopted the CIC Plan I (as defined below) at the time in lieu of granting time-based equity awards to Messrs. Scott Scherr, Marc Scherr and Mitchell Dauerman which would have been part of the normal annual compensation for such officers.

The CIC Plan I was modified in 2007 to, among other things, increase those Named Executive Officers ("NEOs"), respective interests again in lieu of granting time-based equity awards. As of June 29, 2007, the Company’s Aggregate Market Value was approximately $700 million.
During its review of the CIC Plans (as defined below), the Compensation Committee, along with its independent compensation consultant, focused on how best to align management incentives with the creation of long-term shareholder value, given that a significant amount of potential future compensation to our senior executive officers, which would have been part of the normal annual compensation for such officers, would be realized only if there was a sale of the Company. The Compensation Committee also considered:

•
Senior management's focus on growing the business irrespective of any sale of the Company. Consideration was given to the consistency of performance and the impact of the Company’s’ strong culture generated by the long tenure of senior management. We believe our CEO is currently among the longest tenured public technology company CEOs with one company and we believe our CFO is among the longest tenured public technology company CFO;

•
The financial cost and dilutive impact associated with unwinding the CIC Plans. The CIC Plans required providing participants with substantially equivalent value in exchange for the reduction of participant interests. The CIC Plans could not be simply cancelled;

•	The reduction of the aggregate cost of the CIC Plans via the reduction and eventual elimination of the Federal excise tax “gross up” provisions; and

•	Feedback from our shareholders.
After reviewing these considerations, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved amendments to the CIC Plans in March of 2015 and again in February 2016, that among other things began to unwind the CIC Plans through the issuance of Restricted Stock Awards substantially equivalent to the percentage of equity that would have been issued in 2004 and 2007 if time-based equity had been issued at that time to the participants, versus a one-time payout. In order to retain shareholder alignment, the awards had a three-year vesting period. Assuming an aggregate market value of approximately $5.0 billion, the Company believes the modifications to date have resulted in a permanent cost savings to shareholders of approximately $90 million relating to the reduction of Federal excise tax gross-up provisions.
Detail of Modifications to Change in Control Bonus Plans
The Board previously adopted two Amended and Restated Change in Control Bonus Plans (first adopted in March 2004). The Change in Control Bonus Plan for Executive Officers ("CIC Plan I") provides for the payment of cash amounts to three of Ultimate's NEOs upon a “change in control” of Ultimate as defined in that plan. The other Change in Control Bonus Plan ("CIC Plan II") provided for the payment of cash amounts in the event of a “change in control” to the other two NEOs and certain other employees of Ultimate as designated by the Compensation Committee. The two Amended and Restated Change in Control Bonus Plans are hereinafter referred to collectively as the “CIC Plans.” For purposes of the CIC Plans, a “change in control” would occur (i) if Ultimate were to complete a consolidation or merger pursuant to which the shareholders of Ultimate immediately prior to the merger or consolidation did not have beneficial ownership of 50% or more of the combined voting power of Ultimate’s securities outstanding immediately after the merger or consolidation, (ii) if Ultimate were to sell, lease or transfer all or substantially all of its assets or business or (iii) if beneficial ownership of more than 50% of Ultimate’s Common Stock were acquired by a person or entity other than Ultimate, a subsidiary or an employee benefit plan of Ultimate.
These CIC plans were adopted initially in 2004 in lieu of granting time-based equity awards to the NEOs and certain other senior officers, which would have been part of the normal annual compensation for such officers. In 2007, these change-in-control plans were amended to increase the limit on aggregate awards under the plans and to increase the named executive officers’ respective interests in the CIC Plan I, again, in lieu of granting equity awards which would have been part of the normal annual compensation for such officers. The amount of the payments to be made to the participants under the CIC Plans is based upon the gross consideration received by Ultimate or its shareholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plans before they were amended could not exceed 6% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce payments under CIC Plan I for Ultimate’s three NEOs covered by such plan on a pro-rata basis. In the event such payments were reduced to zero and aggregate payments under the CIC Plans would still exceed 6% of the CIC Consideration, the Committee would reduce one or more other payments under CIC Plan II in its discretion in the manner that it determined to be equitable and appropriate under the circumstances. No amounts are payable under the CIC Plans to any participant whose employment with Ultimate is terminated prior to the consummation of a change in control transaction.

In 2013, the Compensation Committee, along with its independent compensation consultant, began the strategic evaluation discussed above. During its review, the Compensation Committee focused on how best to align management incentives with the creation of long-term shareholder value given that a significant amount of potential future compensation to our senior executive officers would be realized only if there was a sale of the Company. The Compensation Committee also considered the size of potential aggregate cash payments that could be due upon a change in control, including the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I. In addition, the Compensation Committee took into account potential financial and dilution impacts and resolved that the CIC Plans should be unwound in a few steps using three-year vesting restricted stock awards to extend retention value instead of our senior executive officers being motivated to sell the Company.
In March 2015, the Board and the Compensation Committee significantly amended the CIC Plan I and terminated the CIC Plan II. These changes reduced the aggregate potential payout under the CIC Plan I from 6% to 3.5% of the CIC Consideration. The individual participant’s interests were reduced from 3.5% to 2.25%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 2.5% to 1.25%.
In February 2016, the Board and the Compensation Committee further amended the Company’s CIC Plan I. These changes reduced the potential payout under the CIC Plan I from 3.5% to 1.85% of the CIC Consideration. The individual participant’s interests were reduced from 2.25% to 1.125%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 1.25% to 0.725%.
Assuming an aggregate market value of $5 billion, the favorable impact of amending the CIC Plan I in 2015 and 2016, reduced the aggregate potential payout from 6% to 1.85%, or approximately $210 million, which included reducing the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I by approximately $90 million.
The CIC Plans required providing participants with substantially equivalent value in exchange for the reduction of participant interests. The equity that was issued to unwind the CIC Plans was comparable to the percentage of equity that would have been issued in 2004 and 2007 if time-based equity had been issued at that time. The equity was issued in the form of three-year restricted stock awards to retain investor alignment and represented substantially equivalent value as required by the Plan.
In October 2015, the Compensation Committee intended to award Messrs. Scott Scherr, Marc Scherr and Mitchell Dauerman an aggregate of 105,000 Restricted Stock Awards with an estimated value of $21 million for their 2015 performance (discussed below). In light of the modifications to the CIC Plans, Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman informed the Compensation Committee prior to grant that they waived the right to receive these awards representing approximately $8.1 million, $5.7 million and $3.3 million of value.
Continued Shareholder Sentiment and Outreach
In addition to holding an annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. The Compensation Committee considers the results of the advisory say-on-pay votes on the compensation of the NEOs in determining the executive compensation program. Our CFO and our CEO are active in attending investor meetings, including conferences, throughout the year regarding our executive compensation programs and financial results and long-term business plans of the Company. Our outreach efforts include in-person and telephonic meetings with our CFO and CEO, as well as other senior executive officers at Ultimate.
Throughout 2015, we contacted shareholders holding over 70% of our outstanding Common Stock, and as of the date of this filing, during 2016 we have contacted shareholders holding approximately 30% of our outstanding Common Stock. During on-going discussions with our shareholders, we usually explained, among other things, our executive compensation practices, and the modifications to the CIC Plans. The CIC Plans, as we explained to the shareholders we met with that inquired, were amended to unwind the CIC Plans through the issuance of Restricted Stock Awards substantially equivalent to the percentage of equity that would have been issued in 2004 and 2007 if time-based equity had been issued at that time to our executives, versus a one-time payout in connection with a sale of the Company. As part of an on-going comprehensive review of the senior officer compensation arrangements, the Board of Directors and the Compensation Committee took actions to modify the CIC Plans primarily to better align management's incentives with long-term value creation for our shareholders and significantly reduce the aggregate amount of cash payments that would be due to senior management upon a sale of the Company, as required by the CIC Plans. We explained to shareholders that it was the Company’s and the Board’s belief that it was better for shareholders that senior management focus on growing the business irrespective of any sale of the Company, therefore mitigating any risk this may present to Company and better aligning the interest of our shareholders and management. In addition, we explained the amendments resulted in the reduction of the aggregate cost of the CIC Plans via the reduction and eventual elimination of the Federal excise tax “gross up” provisions. Assuming an aggregate market value of approximately $5.0 billion, we explained that we believed the modifications to CIC Plan I to date have resulted in a permanent cost savings to shareholders of approximately $90 million relating to the Federal excise tax gross-up provisions. Of these shareholders contacted, with the exception of a minority representing less than approximately 5% of our outstanding Common Stock, we did not receive negative feedback from any investors regarding the modifications we made to our CIC Plans or other executive compensation practices.
At our 2015 annual meeting of shareholders, approximately 66% of the shares that were voted were cast in favor of our advisory vote on named executive officer compensation, or our "say-on-pay vote." This positive vote occurred after the first issuance of Restricted Stock Awards beginning the unwinding of the CIC Plans in March, 2015.

PROPOSAL III — ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEO's compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:
“RESOLVED, that the shareholders of Ultimate hereby approve the compensation paid to Ultimate’s NEOs, as disclosed in the proxy statement for Ultimate’s 2016 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
The Board believes that our compensation program is consistent with the goals and objectives set forth under “Compensation Discussion and Analysis” in this Proxy Statement, namely, attracting and retaining key executives who are committed to Ultimate's core values of excellence, integrity and teamwork, while motivating the NEOs to achieve Ultimate's strategic goals and aligning their interests with those of our shareholders. The Board urges you to review carefully the information under “Compensation Discussion and Analysis” in this Proxy Statement and to vote, on an advisory basis, to approve the compensation of Ultimate’s NEOs, as disclosed in this Proxy Statement.
While the vote on named executive officer compensation is advisory and non-binding, the Board and Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.
Response to Say-on-Pay Votes
In May 2015, we held a shareholder advisory (non-binding) vote on the compensation of our NEOs. A majority of shareholders approved the compensation of our NEOs, with over 66% of shareholder votes cast in favor of our 2015 "say-on-pay" resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after May 2015, the Compensation Committee carefully considered the level of support our shareholders expressed for our compensation philosophy and determined not to make any significant changes (except for modifications made to the CIC Plan I as discussed herein) to the design of our executive compensation program given the shareholder support of the compensation program in the 2015 advisory vote.
In recent years we have modified our executive compensation programs in significant ways to address concerns expressed by our shareholders and to better align the interests of our NEOs with the interests of our shareholders, including:

•	Adoption of stock ownership guidelines for our CEO and members of the Board;

•	Adoption of no-hedging and no-pledging policies for our CEO, executive officers, and members of the Board;

•	Adoption of an executive officer compensation recovery, or "claw-back," policy; and

•	Engaged an independent national compensation consulting firm to advise us on our executive compensation arrangements.
In addition to the policies adopted above, the Board previously adopted two Amended and Restated Change in Control Bonus Plans (first adopted in March 2004). The CIC Plan I provides for the payment of cash amounts to three of Ultimate's NEOs upon a “change in control” of Ultimate as defined in that plan. The CIC Plan II provided for the payment of cash amounts in the event of a “change in control” to the other two NEOs and certain other employees of Ultimate as designated by the Compensation Committee.
In March 2015, the Board and the Compensation Committee significantly amended the CIC Plan I and terminated the CIC Plan II. These changes reduced the aggregate potential payout under the CIC Plan I from 6% to 3.5% of the CIC Consideration. The individual participant’s interests were reduced from 3.5% to 2.25%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 2.5% to 1.25% of the CIC Consideration.
In February 2016, the Board and the Compensation Committee further amended the Company’s CIC Plan I. These changes reduced the potential payout under the CIC Plan I from 3.5% to 1.85% of the CIC Consideration. The individual participant’s interests were reduced from 2.25% to 1.125%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 1.25% to 0.725% of the CIC Consideration.
In aggregate, these amendments reduced the aggregate potential payout from 6% to 1.85%, or approximately $210 million based on our current market value. This reduction includes the permanent reduction of the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I by approximately $90 million (see discussion below in "Compensation Discussion and Analysis" on pages 31 to 45 under "Change In Control Bonus Plans").
The CIC Plans required providing participants with substantially equivalent value in exchange for the reduction of participant interests. The equity that was issued to unwind the CIC Plans was comparable to the percentage of equity that would have been issued in 2004 and 2007 if time-based equity had been issued at that time. The equity was issued in the form of three-year restricted stock awards to retain investor alignment.
THE BOARD RECOMMENDS AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL IV - APPROVAL OF THE AMENDED AND RESTATED 2005 EQUITY AND INCENTIVE PLAN AS PROPOSED TO BE AMENDED
The Company’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”) authorizes the grant of options to non-employee directors, officers and employees of the Company to purchase shares of the Company’s Common Stock. The Plan also authorizes the grant to such persons of restricted and non-restricted shares of Common Stock, stock appreciation rights, stock units and cash performance awards (collectively, and together with stock options, the “Awards”). The Plan was last amended as approved by the Company’s shareholders, at the Annual Meeting of shareholders on May 18, 2012.
Main Purposes of Proposal to Amend the Plan and Consequence of Failing to Approve
Shareholder approval of the Plan is being sought in order to (i) increase the number of shares of the Company’s Common Stock authorized for issuance pursuant to Awards granted under the Plan by 1,090,000 shares, (ii) extend the term of the Plan to January 31, 2026, which is the day before the tenth anniversary of the Board’s approval of the share issuance; and (iii) make other appropriate changes.
The principal changes made by the Plan are to:

•
Increase the number of shares of the Company's Common Stock authorized for issuance by an additional 1,090,000 shares (subject to adjustments as described in the Plan). The number of shares reserved for issuance under the Plan on or after May 16, 2016 will be equal to the sum of (i) 1,090,000 shares, plus (ii) the number of shares subject to outstanding awards under the current plan as of March 22, 2016 (2,553,017 shares), plus (iii) 60,314 shares, which is the number of shares available for grant of awards under the current plan as of March 22, 2016 subject to adjustments as described in the Plan. The increase represents an additional 1,090,000 shares over the current share authorization of the current plan that are available for awards under the Plan;

•	Extend the term of the Plan until January 31, 2026 (which is the day before the tenth anniversary of the Board's approval of such amendments);

•
Impose a one year minimum vesting requirement for all stock-based awards; provided that up to 5% of the shares initially reserved for issuance under the Plan (subject to adjustments as described in the Plan) may be granted under stock-based awards that are not subject to such minimum vesting requirement;

•
Prohibit any "repricing" or "buyouts" of stock options when an exercise or strike price greater than the fair market value of shares without shareholder approval (subject to adjustments as described in the Plan); and

•	Prohibit recycling of stock options and stock appreciation awards.
The aggregate number of shares of Common Stock authorized for issuance under all Awards granted under the Plan is currently 14,000,000 shares. As of the Record Date, the aggregate number of shares of Common Stock that remain available for new Awards under the Plan is 60,314 shares. In the twelve months ended December 31, 2015, Awards with respect to 830,465 shares of Common Stock were granted under the Plan, which includes 484,320 shares of Common Stock granted in connection with amendments to reduce awards under the CIC Plan I and the termination of CIC Plan II as comparable value to those participants who had awards terminated or reduced. See "Change in Control Bonus Plans" on pages 37 to 38 in the "Compensation Discussion and Analysis" of this proxy statement. The CIC Plans were adopted initially in 2004 in lieu of granting time-based equity awards to the NEOs and certain other senior officers. In 2007, the CIC Plans were amended to increase the limit on aggregate awards under the plans and to increase the NEOs’ respective interests in the CIC Plan I, again in lieu of granting time-based equity awards. As discussed, in "Change of Control Bonus Plans" on pages 37 to 38, the grants of Awards in 2015 were made in part, on an account of a reduction of benefits under the CIC Plan I and the termination of the CIC Plan II. Without an amendment to the Plan to increase the number of shares of Common Stock authorized to be issued pursuant to Awards granted under the Plan, the Compensation Committee of the Board (the “Compensation Committee”) would be severely restricted in its ability to grant Awards, other than cash awards, under the Plan. When originally adopted, the Plan had a ten year term. Without the proposed amendment, all authority of the Compensation Committee to make additional grants under the Plan would end on March 29, 2022. The Board believes it is essential that its Compensation Committee be able to continue to grant Awards of equity based compensation under the Plan in order to attract and maintain qualified employees, officers and directors and to tie their compensation, in part, to the performance of the Company’s Common Stock.
On February 1, 2016, the Board approved, subject to shareholder approval at the 2016 Annual Meeting, an amendment and restatement of the Plan, the main purposes of which are to increase the number of shares of Common Stock authorized for issuance pursuant to Awards granted under the Plan by an additional 1,090,000 shares and to extend the term of the Plan to January 31, 2026. In addition, the Plan is being amended to provide for a minimum vesting provision of not less than one year from the time the Award is made subject to certain exceptions detailed below. The Plan, as so amended and restated in its en tirety, is hereinafter referred to as the “Amended and Restated Plan”. If the Amended and Restated Plan is not approved by shareholders, the Plan will continue in its current form, which will have a minimal number of shares available for future grants and awards.
The following is a summary of the material terms of the Amended and Restated Plan. This summary is qualified by reference to the full text of the Amended and Restated Plan, which is attached hereto as Appendix A.
Summary of the Amended and Restated Plan
Purpose. The objectives of the Plan are (i) to provide a vehicle for compensating the Company’s key personnel by giving them the opportunity to acquire a proprietary interest in the Company’s Common Stock by receiving equity-based incentive compensation; (ii) to provide management with an equity ownership in the Company commensurate with Company financial performance, as reflected in increased shareholder value; (iii) to attract, motivate and retain key employees, non-employee directors and other service providers by maintaining competitive compensation levels; and (iv) to provide an incentive to management for continuous employment with or service to the Company.
Reservation of Shares. Subject to shareholder approval at the 2016 Annual Meeting, and subject to adjustments as described below, the maximum aggregate number of shares of the Company’s Common Stock that may be issued under all Awards granted under the Amended and Restated Plan shall be 15,090,000 shares. As of the Record Date, an aggregate of 13,939,686 shares of Common Stock have either (i) already been issued as a result of the exercise of stock options under the Amended and Restated Plan, or (ii) are subject to outstanding Awards granted under the Amended and Restated Plan. Accordingly, as of the Record Date, only 60,314 shares remain available for new Awards under the Amended and Restated Plan prior to the increase of 1,090,000 proposed hereunder.
Shares of Common Stock issued and sold under the Amended and Restated Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award under the Amended and Restated Plan, payable in shares of Common Stock, is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to Awards under the Amended and Restated Plan. In addition, any shares of Common Stock exchanged by a participant or withheld from a participant for tax withholding upon payment or settlement of an Award other than with respect to stock options or stock appreciation rights under the Amended and Restated Plan will be returned to the number of shares of Common Stock available for issuance under the Amended and Restated Plan. Any Awards settled in cash will not be counted against the share limitations under the Amended and Restated Plan. The maximum number of shares of Common Stock that may be returned or added to the aggregate share reserve under the Amended and Restated Plan upon the termination, forfeiture, cancellation or other disposition of an Award granted under the Amended and Restated Plan is currently limited to 6,000,000 shares.
Adjustments. In the event of a recapitalization, reclassification or other specified event affecting the Company or the shares of Common Stock, appropriate and equitable adjustments shall be made to the number and kind of shares of Common Stock available for grant, as well as to other maximum limitations under the Amended and Restated Plan, and the number and kind of shares of Common Stock or other rights and prices under outstanding Awards, the performance measures or goals relating to Awards and such other terms of Awards, to prevent dilution or enlargement of a participant’s rights under an Award.
Administration. The Amended and Restated Plan is administered by the Compensation Committee. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (i) an “independent director” under rules adopted by the NASDAQ Stock Market, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) an “outside director” under section 162(m) of the Internal Revenue Code (the “Code”). Subject to the limitations set forth in the Amended and Restated Plan, the Compensation Committee has the authority to determine the persons to whom Awards are to be granted, the types of Awards to be granted, the time at which Awards will be granted, the number of shares of Common Stock, units or other rights subject to each Award, the exercise, base or purchase price of an Award, the time or times at which the Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, and the duration of the Award. Subject to the terms of the Amended and Restated Plan, the Compensation Committee shall have the authority to amend the terms of an Award in any manner that is permitted by the Amended and Restated Plan for the grant of an Award, provided that no such action shall adversely affect the rights of a participant with respect to an outstanding Award without the participant’s consent. The Compensation Committee has discretionary authority to interpret the Amended and Restated Plan, make all factual determinations, waive conditions under Awards, and all other determination necessary or advisable. The Compensation Committee's determinations shall be final and binding. The Compensation Committee will have the right, from time to time, to delegate to one or more of the Company’s officers the authority of the Compensation Committee to grant and determine the terms and conditions of Awards, subject to certain limitations. Any Awards under the Amended and Restated Plan made to non-employee members of the Board must be approved by the Board.
Awards under the Amended and Restated Plan will vest over a period of not less than one year following the date the Award is granted. The Compensation Committee may provide that such vesting restrictions lapse or are waived upon a participant’s death, disability, termination of employment, change of control or such other circumstances as it determines are advisable. The Compensation Committee may grant Awards that will result in the issuance of up to 5% of the shares reserved for issuance under the Amended and Restated Plan without regard to the minimum vesting provisions.
Eligibility. Awards under the Amended and Restated Plan may be granted to any current or prospective employee, officer, director, consultant or adviser of the Company or any of its subsidiaries. As of March 22, 2016, the Company had 3,041 full-time employees, (including five NEOs), and 5 non-employee directors who are eligible to participate in the Plan. There are seven executive officers of the Company.
Stock Options. Stock options granted under the Amended and Restated Plan may be issued as either incentive stock options (within the meaning of section 422 of the Code), or as nonqualified options. The exercise price of an option will be 100% of the fair market value of a share of the Company’s Common Stock on the date of the grant of the option, or such other amount as determined by the Compensation Committee. The Compensation Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant and accelerate the vesting at any time. The maximum term of a stock option is ten years from the date of grant. To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash, (ii) in shares of Common Stock that have been held for at least six months, (iii) through an open-market broker-assisted transaction, (iv) by combination of any of the above methods, or (v) by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. For purposes of section 422 of the Code, the maximum value of shares of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. Subject to adjustments as described above, the maximum number of shares of Common Stock that may be covered under options granted under the Amended and Restated Plan to any participant in any calendar year is 500,000 shares of Common Stock. All options are nontransferable except upon death by the participant’s will or the laws of descent and distribution or, in the case of nonqualified options, to family members of the participant or to trusts for the benefit of the participant or such participant’s family members, as may be approved by the Compensation Committee and set forth in the award agreement in accordance with the terms of the Amended and Restated Plan. The Amended and Restated Plan prohibits (i) the reduction of the exercise or strike price of any stock option "repricing" or (ii) the cancellation, exchange or surrender ("buyout") of any outstanding stock option that has an exercise or strike price (per share) greater than the then-current fair market value of the shares in exchange for cash or other Awards under the Amended and Restated Plan; unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event or in the event of equitable adjustments for changes in the Company’s corporate structure.
Director Fee Options. The Amended and Restated Plan allows for the periodic grant of nonqualified stock options to its non-employee directors in lieu of cash payment of directors’ fees that are earned during the calendar quarter ending immediately prior to the date of grant, which such stock options may have an exercise price that is less than fair market value, subject to the terms of the Amended and Restated Plan.
The Board periodically reviews its grants of Awards to non-employee directors. Beginning in the fourth quarter of 2013, the arrangement pursuant to which the non-employee directors and the Chairman of the Audit, Compensation and Nominating Committees of the Board, respectively, were granted restricted stock awards, provided that (i) each non-employee director was granted a restricted stock award of 400 shares of Common Stock for each regular meeting of the Board attended during the fourth quarter of 2013, and in 2014 and 2015 and (ii) each of the Chairmen of the Audit Committee, Compensation Committee and Nominating Committee of the Board was granted a restricted stock award of 50 shares of Common Stock for attendance at each regular meeting of the Committee during the fourth quarter of 2013 and in 2014 and 2015 that he chaired. This same arrangement was approved by the Board with respect to regular meetings held in 2016. In addition, the Board determined that in 2013, 2014, 2015 and 2016, each non-employee director shall be granted, for each fiscal quarter during which he serves, a restricted stock award of that number of shares of Common Stock equal to the quotient of $12,500 divided by the closing price of the Common Stock on NASDAQ on the date of grant, which is the effective date of the grant determined by the Committee for each such quarter, rounded down to the closest full number of shares. The arrangement provides that the date of grant shall not be a date prior to the date of the Compensation Committee’s determination of the same and currently provides that restricted stock awards shall vest on the fourth anniversary of the date of grant, subject to accelerated vesting in the event of a director’s death, disability, cessation of service at the end of his term or the occurrence of a change of control of the Company.
Stock Appreciation Rights. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of Common Stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares of Common Stock as to which the right is being settled or exercised.

The base price may not be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of employment or service of a participant and may accelerate the vesting at any time. The maximum term of a stock appreciation right will be ten years from the date of grant. Subject to adjustments as described above, the maximum number of shares of Common Stock that may be subject to stock appreciation rights granted under the Amended and Restated Plan to any participant during any calendar year is 500,000 shares of Common Stock. Stock appreciation rights may be payable in cash or in shares of Common Stock or in a combination of both. The Amended and Restated Plan prohibits the “repricing” or "buyout" of stock appreciation rights, in the same manner as described above for stock options.
Restricted Stock Awards. A restricted stock award represents shares of Common Stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee which may accelerate the vesting at any time. The Compensation Committee may require payment of a special purchase price in connection with the grant of an award. Vesting requirements may be based on the continued employment or service of the participant for specified time periods and/or on the attainment of specified business performance goals established by the Compensation Committee. Subject to the transfer restrictions and vesting requirements of the Award, the participant will have the rights of a shareholder of the Company, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. Subject to adjustments as described above, the maximum number of shares of Common Stock that may be subject to restricted stock awards granted under the Amended and Restated Plan to any participant during any calendar year is 250,000 shares of Common Stock.
Stock Units. An award of stock units provides the participant the right to receive a payment based on the fair market value of a share of Common Stock. Stock units may be subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate and the Compensation Committee may accelerate at any time. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable at such times as determined by the Compensation Committee and set forth in the Award Agreement and are payable in cash or in shares of Common Stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights. The participant will not have any rights of a shareholder unless and until shares subject to the stock unit award are delivered to the participant. Subject to adjustments as described above, the maximum number of shares of Common Stock that may be subject to stock units granted under the Amended and Restated Plan to any participant during any calendar year is 250,000 shares of Common Stock.
Stock Awards. A stock award represents shares of Common Stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all incidents of ownership. A stock award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Compensation Committee. Subject to adjustments as described above, the maximum number of shares of Common Stock that may be subject to stock awards granted under the Amended and Restated Plan to any participant during any calendar year is 250,000 shares of Common Stock.
Performance Awards. The Compensation Committee may grant performance awards under the Amended and Restated Plan, which shall represent the right to receive a payment in cash if performance goals established by the Compensation Committee for a performance period are satisfied. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under section 162(m) of the Code, as well as performance awards that are not intended to so qualify. At the time a performance award is granted, the Compensation Committee will determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each Award. The maximum amount of compensation that may be payable to a participant during any one calendar year with respect to performance awards is $2 million. In the case of performance awards that are intended to qualify as performance-based compensation under section 162(m) of the Code, the Compensation Committee will designate performance criteria from among the criteria set forth below.
Section 162(m) Awards. Awards of options and stock appreciation rights granted under the Amended and Restated Plan are intended by their terms to qualify for the performance-based compensation exception under section 162(m) of the Code. In addition, the Compensation Committee may grant awards of restricted stock, stock units, stock awards or performance awards that are intended to qualify for the performance-based compensation exception under section 162(m) of the Code. Under section 162(m), the terms of such award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Compensation Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any subsidiary or any business unit: annual recurring revenues; recurring revenues; services revenues; license revenues; net or gross revenue; operating expenses; cash flow; total earnings; earnings per share, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross or operating margin; return on equity; return on capital; return on investment; market share; economic value added; stock price; and total shareholder return. The foregoing performance criteria shall have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any items specified by the Compensation Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.
Effect of Change in Control. The Compensation Committee may, in an award agreement, provide for the effect of a “change in control” (as defined in the Plan) on an Award. These provisions may include the acceleration of vesting of an Award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an Award, the acceleration of payment, cash settlement of an Award or other adjustments that the Compensation Committee considers appropriate. Unless otherwise provided by the Compensation Committee and set forth in the applicable award agreement, upon a change in control, (i) each outstanding option and stock appreciation right, to the extent that it has not otherwise become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each restricted stock award will become fully and immediately vested and all forfeiture and transfer restrictions thereon will lapse, and (iii) each outstanding stock unit award, stock award and performance award will become immediately and fully vested and payable.
Term; Amendment and Termination. If shareholder approval is obtained, the Amended and Restated Plan will terminate on January 31, 2026, unless earlier terminated by the Board. The Board may terminate or amend the Amended and Restated Plan at any time, subject to shareholder approval under certain circumstances provided in the Amended and Restated Plan (i.e., as required for the listing requirements of NASDAQ or other exchange or securities market purposes or under the Code), however, no termination or amendment of the Amended and Restated Plan will adversely affect the right of a participant under any previously granted Award.
New Plan Benefits
The terms and number of Awards to be granted in the future under the Amended and Restated Plan are to be determined at the discretion of the Compensation Committee. Since no such determinations have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees cannot be determined at this time.
Grants under the Plan in 2015
In 2015, no stock options were granted under the Plan to the Company’s executive officers, non-employee directors or other employees.
In 2015, each of the NEOs received grants of restricted stock as disclosed in the “Grants of Plan Based Awards in 2011” table on page 37 and above in "Amendments to the Change in Control Bonus Plan for Executive Officers" and "Termination of the Change in Control Bonus Plan for Officers and Employees". The NEOs as a group received Awards under the Plan for an aggregate of 579,320 restricted shares of Common Stock. In 2015, Awards were also granted under the Plan to other employees of the Company for an aggregate of 241,235 restricted shares of Common Stock. In 2015, Awards were also granted under the Plan to non-employee directors for an aggregate of 9,910 shares of Common Stock.
As of the Record Date, the closing price on The NASDAQ Global Select Market of the Company’s Common Stock was $179.20 per share.
U.S. Federal Income Tax Consequences
The following discussion of certain relevant federal income tax consequences applicable to Awards granted under the Amended and Restated Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Different rules may apply in the case of a participant who is subject to Section 16 of the Exchange Act with respect to the Company. The tax consequences of the Amended and Restated Plan to the Company and participants in other jurisdictions outside the U.S. are not summarized below.

Stock Options. An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of Common Stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of Common Stock over the exercise price. The tax basis of the shares of Common Stock in the hands of the optionee will equal the exercise price paid for the shares of Common Stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares of Common Stock for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares of Common Stock will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the shares of Common Stock and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.
An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of Common Stock and will not generally recognize income upon exercise of the option, provided that the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares of Common Stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares of Common Stock before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.
Restricted Stock. An individual will not realize any income when the right to acquire shares subject to restricted stock awards (“Restricted Shares”) is granted to him or her, or when the certificates for the Restricted Shares themselves are registered in his or her name. The individual will realize ordinary income as and when the Restricted Shares are no longer subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the Restricted Shares as of such date and the price, if any, he or she paid for the shares. Alternatively, the individual can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the Restricted Shares are granted, to be taxed as of the date of issuance on the difference between the then fair market value of the Restricted Shares and the price, if any, he or she paid for the shares. Once the individual has realized ordinary income with respect to the Restricted Shares, any subsequent increase in the value of the Restricted Shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the Restricted Shares are held. The individual’s holding period with respect to the Restricted Shares will begin on the date he or she realizes ordinary income with respect to the Restricted Shares and the basis in the shares will be equal to their then fair market value. The Company will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the individual with respect to the Restricted Shares. Any dividends or other distributions paid on the Restricted Shares generally will be taxable when distributed to the individual.
Stock Appreciation Rights. Upon exercise of a stock appreciation right, the holder will recognize ordinary income in an amount equal to the cash or fair market value of the shares received upon exercise. The Company will generally be entitled to a tax deduction (as compensation) for the amount taxable to an individual in the same year as those amounts are taxable to the individual.
Stock Units. An individual will not be subject to tax upon the grant of a Stock Unit award. Upon distribution of the cash and/or shares underlying the Stock Unit, the individual will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. The individual’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution and the holding period in such shares will begin on the day following the date of distribution.
Section 280G of the Code. In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, Awards may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to 20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.
Disposition of Shares. Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding Awards, the individual will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the individual’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months.

Section 162(m). Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. Awards that qualify as “performance-based compensation” are exempt from section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. If approved by the Company’s shareholders, the Amended and Restated Plan will enable the Compensation Committee to grant Awards that will be exempt from the deduction limits of section 162(m). The Compensation Committee does not have a formal policy with respect to granting Awards that qualify as performance-based compensation. Notwithstanding the fact that the Amended and Restated Plan allows for performance-based Awards, the Company reserves the right to pay its employees amounts which may or may not be tax-deductible under Section 162(m) or other provisions of the Code.
Equity Compensation Plan Information
The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2015:

Equity Compensation Plan Information
Plan Category	( a ) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	( b ) Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights	( c ) Number of Securities Remaining Available for Future Issuance of Equity Compensation Plans (Excluding Securities Reflected in Column ( a ))
Equity compensation plans approved by security holders	531,509	$27.36	535,677
Equity compensation plans not approved by security holders	0	0	0
Total	531,509	$27.36	535,677
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2005 EQUITY AND INCENTIVE PLAN AS PROPOSED TO BE AMENDED.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
Corporate Governance Principles and Practice Highlights
We are committed to excellence in corporate governance and maintain policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of The NASDAQ Stock Market LLC ("NASDAQ"); others are designed to implement corporate governance preferences of the Board.
Board Independence
The majority of our directors are independent of Ultimate and management. We are committed to maintaining a majority of independent directors.
Following consultation with counsel and based upon the facts described below, the Board has determined that the following individuals are independent directors within the meaning of NASDAQ rules: James A. FitzPatrick, Jr., Alois T. Leiter, LeRoy A. Vander Putten, Rick A. Wilber and Robert A. Yanover. In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by NASDAQ rules governing independence standards for directors. With respect to each of the three most recently completed fiscal years, the Board determined that there were no related party transactions with any independent directors.
The independent directors met regularly in executive session and outside the presence of Ultimate’s management throughout the 2015 fiscal year and will do so throughout fiscal 2016 in compliance with NASDAQ rules.
Board Leadership
The Chairman of the Board, Scott Scherr, also serves as Ultimate’s President and Chief Executive Officer. A combined Chairman and Chief Executive Officer role provides an efficient and effective leadership model because it fosters clear accountability, effective decision-making and alignment on corporate strategy. The Chief Executive Officer’s direct involvement in Ultimate’s operations and his familiarity with Ultimate’s business and industry make him best positioned to lead productive Board meetings and strategic planning sessions. While Ultimate’s independent directors bring experience, oversight and expertise from outside the Company and industry, as the founder of Ultimate, Scott Scherr brings company and industry-specific experience and expertise to the Board. The Board has not designated a lead independent director from among its members. The Board retains the authority to modify the foregoing leadership structures.
Board Role in Risk Oversight
Management is responsible for the day-to-day management of risks that Ultimate encounters, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management regularly presents reports to the Board from members of senior management on areas that may pose material risk to Ultimate, including operational, strategic, financial, compliance, legal, product, competitive and reputational risks. While oversight of risk management efforts is the responsibility of the entire Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of accounting, auditing, financial reporting and maintaining effective internal controls over financial reporting. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of any risks arising from Ultimate’s compensation policies and arrangements.
Hedging and Pledging Policies
Our directors and executive officers are prohibited from hedging their ownership of Ultimate Common Stock, including trading in options, puts, calls, or other derivative instruments related to Ultimate's Common Stock. Our directors and executive officers are generally prohibited from pledging their shares of Ultimate's Common Stock. A person covered by the pledging policy may request permission to pledge shares of Ultimate's Common Stock as collateral for a loan (not including a margin loan) if he or she demonstrates that (i) the value of all his or her pledged shares of Ultimate's Common Stock will not exceed 20% of his or her holdings and (ii) he or she has the financial capacity to repay the loan without resorting to the pledged securities. Nevertheless, the decision to grant or deny such a request remains with Ultimate.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for our Chief Executive Officer and members of the Board. The guidelines were established to promote a long-term perspective in managing the company and align the interests of our shareholders, executives, and directors.

Claw-back Policy
The Board has adopted a claw-back policy under which in the event of a material restatement of our reported financial statements, the Board shall review any performance-based cash compensation paid to executive officers during the three years preceding such restatement. In the event the performance-based cash compensation would have been lower had it been calculated based on such restated financial statements, the Board shall have the authority to seek the recovery of such excess performance-based cash compensation.
Other Policies and Procedures
Key information regarding our corporate governance initiatives, Code of Business Conduct and Ethics and the charter for each standing committee of the Board, is posted on our website at www.ultimatesoftware.com.
Meetings and Meeting Attendance
During fiscal 2015, the Board held four Board meetings. During fiscal 2015, each director attended all of the meetings of the Board and more than 75% of all of the meetings of the committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below.
Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, The Ultimate Software Group, Inc., 2000 Ultimate Way, Weston, Florida 33326. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Audit Committee. All such communications will be delivered unopened by the Secretary to the Chairman of the Board or the Chairman of the Audit Committee, as applicable.
Ultimate does not have a policy with respect to attendance by the directors at the Annual Meeting of Shareholders. Three of the seven members of the Board attended the 2015 Annual Meeting of Shareholders.
Executive Committee. The Executive Committee of the Board is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of Ultimate between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2015.
Audit Committee. Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee of the Board. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board and reviews the independence of Ultimate’s independent registered public accounting firm. The Audit Committee held five meetings during fiscal 2015.
The Board has determined that the Audit Committee’s current member composition satisfies the NASDAQ rules that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The Board has determined that Mr. LeRoy A. Vander Putten is an “audit committee financial expert” as defined in the rules of the SEC. Ultimate has established an Audit Committee Charter that sets forth the Audit Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
Compensation Committee. Messrs. LeRoy A. Vander Putten (Chairman), Robert A. Yanover, Rick A. Wilber, Alois T. Leiter and James A. FitzPatrick are members of the Compensation Committee of the Board. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of Ultimate and administers Ultimate’s stock-based plan and oversees such other benefit plans as Ultimate may from time to time maintain. The Compensation Committee held four meetings during fiscal 2015. Ultimate has established a Compensation Committee Charter, that sets forth the Compensation Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
Compensation Consultant. The Compensation Committee engaged Compensia, Inc. ("Compensia") to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Compensia also evaluates equity compensation programs generally. Compensia also consults with the Compensation Committee about its recommendations to the Board on CEO and director compensation.
Consultant Independence. Compensia is directly accountable to the Compensation Committee. To maintain the independence of the firm's advice, Compensia does not provide any services for Ultimate other than those described above. In add ition, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and NASDAQ rules and no conflict of interest was identified.
Nominating Committee. Messrs. James A. FitzPatrick, Jr. (Chairman), Rick A. Wilber and Alois T. Leiter are members of the Nominating Committee of the Board. The primary function of the Nominating Committee is to recommend director-nominees to be considered for election or appointment by the Board. The Nominating Committee held two meetings during fiscal 2015. Ultimate has established a Nominating Committee Charter that sets forth the Nominating Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
When considering potential director candidates, the Nominating Committee considers the candidate's independence (as mandated by the NASDAQ rules), character, judgment, age, skills, financial literacy, and experience in the context of the needs of Ultimate and the Board. We do not have a formal diversity policy; however, the Nominating Committee's and the Board's goal is to nominate candidates that represent diverse viewpoints. When identifying nominees to serve as directors, the Nominating Committee will consider candidates with a diversity of experiences and backgrounds who will enhance the quality of the Board's deliberations and decisions.
In fiscal 2015, Ultimate did not pay any fees to a third party to assist in identifying or evaluating potential nominees.
The Nominating Committee and the Board will consider director candidates recommended by Ultimate's shareholders in a similar manner as those recommended by members of management or other directors. The name and qualifications of, and other information specified in Ultimate's By-laws with respect to any recommended candidate for director, should be sent to the attention of the Secretary of Ultimate in accordance with the procedures set forth under the caption “Shareholder Proposals for the 2017 Annual Meeting of Shareholders.”

DIRECTOR COMPENSATION
Each non-employee director of Ultimate receives compensation for serving on the Board, payable exclusively in the form of restricted stock awards granted under Ultimate’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
During 2015, non-employee directors and the Chairmen of the Audit, Compensation and Nominating Committees of the Board, respectively, were granted restricted stock awards for each regular Board and Committee meeting attended. Under the compensation arrangement, (i) each non-employee director was granted a restricted stock award of 400 shares of Common Stock for each regular meeting of the Board attended during 2015 and (ii) each of the Chairmen of the Audit Committee, Compensation and Nominating Committee was granted a restricted stock award of 50 shares of Common Stock for attendance at each regular meeting of the committee during 2015 that he chaired.
In addition, each non-employee director was granted, for each fiscal quarter during which he served, a restricted stock award of that number of shares of Common Stock equal to the quotient of $12,500 divided by the closing price of the Common Stock on NASDAQ on the date of grant, which is the effective date of the grant determined by the Board for each such quarter, rounded down to the closest full number of shares. The date of grant shall not be a date prior to the date of the Board’s determination of the same.
All restricted stock awards to non-employee directors shall vest on the fourth anniversary of the date of grant, subject to accelerated vesting in the event of a director’s death, disability, cessation of service at the end of his term or the occurrence of a change of control of Ultimate.
All directors are reimbursed (in cash) for expenses incurred in connection with their attendance at Board and Committee meetings. In addition, prior to 2009, in connection with their having joined the Board and for service on the Board, each non-employee Director received options to purchase shares of Ultimate’s Common Stock. All such options that are outstanding were fully vested upon the date of grant and have an exercise price equal to 100% of the fair market value of Ultimate’s Common Stock on the date of grant.
2015 DIRECTOR COMPENSATION

Name (1)	($) Fees Earned or Paid in Cash	($) Stock Awards (2)	($) Option Awards	($) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	($) All Other Compensation	($) Total
Robert A. Yanover	$—	$420,169	$—	$—	—	$—	$420,169
LeRoy A. Vander Putten	—	420,169	—	—	—	—	420,169
James A. FitzPatrick, Jr.	—	402,810	—	—	—	—	402,810
Rick A. Wilber	—	384,567	—	—	—	—	384,567
Alois T. Leiter	—	384,567	—	—	—	—	384,567
____________________

(1)
Messrs. Scott Scherr and Marc D. Scherr are not included in this table as they are employees of Ultimate and receive no compensation for their services as directors. The compensation for Messrs. Scott Scherr and Marc D. Scherr as employees is shown in the Summary Compensation Table.

(2)
The amounts reported in the Director Compensation table above represent the aggregate grant date fair value of restricted stock awards granted to each director as compensation costs for Board services in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” (“ASC 718”) for fiscal 2015. Under ASC 718, the fair value of each restricted stock award is measured based on the closing market price of Ultimate’s Common Stock at the date of grant and is recognized on a straight-line basis over the four-year cliff vesting period. Holders of restricted stock awards have all rights of a shareholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each award becomes fully vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued Board service with Ultimate on each such vesting date and subject further to accelerated vesting in the event of a change in control of Ultimate, death or disability, or at cessation of his Board service at the end of his term.

The number of outstanding stock option awards and outstanding restricted stock awards for each non-employee director as of December 31, 2015 was as follows:

Name	Outstanding Option Awards	Outstanding Restricted Stock Awards
Robert A. Yanover	6,250	14,230
LeRoy A. Vander Putten	—	14,230
James A. FitzPatrick, Jr.	22,500	10,804
Rick A. Wilber	22,500	10,504
Alois T. Leiter	35,000	10,504

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of Ultimate's Common Stock as of March 9, 2016 (unless otherwise noted) by (i) each person who is known by Ultimate to own beneficially more than 5% of the Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table under the heading "Compensation Discussion and Analysis" in this Proxy Statement; and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
FMR LLC (3)	2,462,081	8.1%
245 Summer Street
Boston, MA 02210

BlackRock, Inc. (4)	2,049,995	6.7%
40 East 52nd Street
New York, NY 10022

The Vanguard Group (5)	1,879,648	6.2%
100 Vanguard Boulevard
Malvern, PA 19355

Scott Scherr (6)	534,334	1.8%
Marc D. Scherr (7)	394,694	1.3%
Mitchell K. Dauerman (8)	153,567	*
Greg Swick (9)	67,527	*
Adam Rogers (10)	70,454	*
James A. FitzPatrick, Jr. (11)	35,834	*
LeRoy A. Vander Putten (12)	22,161	*
Rick A. Wilber (13)	144,842	*
Robert A. Yanover (14)	88,743	*
Alois T. Leiter (15)	179,141	*
All directors and executive officers as a group (10 persons) (16)	1,691,297	5.6%
____________________

*	Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days from March 9, 2016, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Ultimate has made restricted stock awards to NEOs and non-employee directors under the Plan (“Restricted Stock Awards”). All shares of Common Stock issued under the Restricted Stock Awards are considered to be beneficially owned for purposes of computing the holders' respective percentages of ownership in this table. Ultimate has also made awards of stock units under the Plan (“Stock Unit Awards”). Stock Unit Awards are not included in this table since the grantee does not have any rights as a shareholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the grantee pursuant to the terms of the related stock unit award agreement. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in this table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(2)	Applicable percentage of ownership is based on 30,405,049 shares of Common Stock outstanding.

(3)
Represents shares held as of December 31, 2015 as reported on Schedule 13G filed by FMR LLC. As reported on Schedule 13G, FMR LLC has sole voting power of 191,817 shares of Common Stock and sole dispositive power of 2,462,081 shares of Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 1,492,828 shares of Common Stock.

(4)
Represents shares held as of December 31, 2015 as reported on Schedule 13G/A filed by BlackRock, Inc. As reported on Schedule 13G/A, BlackRock, Inc. has sole voting power of 1,958,680 shares of Common Stock and sole dispositive power of 2,049,995 shares of Common Stock. As reported on Schedule 13G, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act.

(5)
Represents shares held as of December 31, 2015 as reported on Schedule 13G/A filed by The Vanguard Group ("Vanguard"). As reported on Schedule 13G/A, Vanguard has sole voting power of 20,986, sole dispositive power of 1,858,962, and shared voting power of 1,300 and shared dispositive power of 20,686 shares of Common Stock of Ultimate. As reported on Schedule 13G/A, Vanguard is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E) under the Exchange Act. The aggregate amount beneficially owned by each reporting person of 1,718,856 shares of Common Stock of Ultimate is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(6)	Represents 25,000 shares of Common Stock held by Mr. Scott Scherr and 509,334 shares of Common Stock subject to Restricted Stock Awards held by Mr. Scott Scherr.

(7)	Represents 31,594 shares of Common Stock held by Mr. Marc D. Scherr and 363,100 shares of Common Stock subject to Restricted Stock Awards.

(8)	Represents 2,900 shares of Common Stock held by Mr. Mitchell K. Dauerman and 150,667 shares of Common Stock subject to Restricted Stock Awards.

(9)	Represents 67,527 shares of Common Stock subject to Restricted Stock Awards held by Mr. Greg Swick.

(10)	Represents 70,454 shares of Common Stock subject to Restricted Stock Awards held by Mr. Adam Rogers.

(11)	Represents 2,931 shares of Common Stock held by Mr. FitzPatrick, exercisable options to purchase 22,500 shares of Common Stock and 10,403 shares of Common Stock subject to Restricted Stock Awards.

(12)	Represents 8,800 shares of Common Stock held by Mr. Vander Putten and 13,361 shares of Common Stock subject to Restricted Stock Awards.

(13)	Represents 112,289 shares of Common Stock held by Mr. Wilber, exercisable options to purchase 22,500 shares of Common Stock and 10,053 shares of Common Stock subject to Restricted Stock Awards.

(14)
Represents 18,635 shares of Common Stock held by Mr. Yanover, 3,360 shares of Common Stock held by Mr. Yanover's spouse, 46,337 shares of Common Stock held by a GRAT of which Mr. Yanover is the trustee, 800 shares of Common Stock held by certain trusts established for the benefit of Mr. Yanover's nieces and nephew, exercisable options held by Mr. Yanover to purchase 6,250 shares of Common Stock and 13,361 shares of Common Stock subject to Restricted Stock Awards. Mr. Yanover disclaims beneficial ownership of the shares held by his spouse, shares held by the GRAT and shares owned by the trusts established for the benefit of his nieces and nephews.

(15)
Represents 145,273 shares of Common Stock held by Mr. Leiter, exercisable options to purchase 22,500 shares of Common Stock, 1,315 shares of Common Stock held by certain trusts for the benefit of Mr. Leiter's children and 10,053 shares of Common Stock subject to Restricted Stock Awards. Mr. Leiter disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(16)
Represents an aggregate of 399,234 shares of Common Stock (both directly and indirectly owned), 1,218,313 shares of Common Stock subject to Restricted Stock Awards and exercisable options to purchase an aggregate of 73,750 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS
The directors and NEOs (Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers), and their ages as of February 29, 2016, are as follows:

Name	Age	Position(s)
Scott Scherr	63	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	58	Vice Chairman of the Board and Chief Operating Officer
Mitchell K. Dauerman	59	Executive Vice President, Chief Financial Officer and Treasurer
Greg Swick	52	Senior Vice President, Chief Enterprise Sales Officer
Adam Rogers	41	Senior Vice President, Chief Technology Officer
James A. FitzPatrick, Jr.	66	Director
Alois T. Leiter	50	Director
LeRoy A. Vander Putten	81	Director
Rick A. Wilber	69	Director
Robert A. Yanover	79	Director
Marc D. Scherr has been a director of Ultimate since its inception in April 1996 and has served as Vice Chairman since July 1998 and as Chief Operating Officer since October 2003. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of Ultimate effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of Ultimate. Mr. Scherr’s long tenure in our executive and Board leadership supports institutional continuity and industry knowledge accumulated through all phases of economic cycles and through Ultimate’s expansion over that period. With his experience as a practicing lawyer and businessman, as well as his longstanding position as a senior executive of Ultimate, Mr. Scherr brings to Ultimate’s Board invaluable insight in developing corporate strategy, strategic relationships, ethical practices, quality staff and product differentiation.
Mitchell K. Dauerman has served as Executive Vice President of Ultimate since April 1998 and as Chief Financial Officer and Treasurer of Ultimate since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant. Mr. Dauerman’s longstanding experience with accounting principles, financial reporting rules and regulations, income and sales tax rules and regulations, financial planning and general oversight of the financial reporting process, both as a former partner of KPMG LLP and as our Chief Financial Officer since 1996, as well as his role interfacing with the analyst and investor communities, are invaluable to the Board.
Greg Swick has served as Senior Vice President since January 2001 and as Chief Enterprise Sales Officer since February 6, 2007. Mr. Swick served as Vice President and General Manager of the PEO Division of Ultimate’s sales organization from November 1999 to January 2001. From February 1998 to November 1999, Mr. Swick was Director of Sales, Northeast Division. Prior to joining Ultimate, Mr. Swick was President of The Ultimate Software Group of New York and New England, G.P., a reseller of Ultimate Software which was acquired by Ultimate in March 1998. From 1987 to 1994, Mr. Swick held various positions with ADP, where the most recent position was Area Vice President — ADP Dealer Services Division.
Adam Rogers has served as Senior Vice President, Chief Technology Officer since February 6, 2007. Mr. Rogers served as Senior Vice President, Development from December 2002 to February 6, 2007. From July 2001 to December 2002, Mr. Rogers served as Vice President of Engineering. From May 1997 to July 2001, Mr. Rogers held various positions in Ultimate’s research and development organization, including Director of Technical Support from October 1998 to November 1999 and Director of Web Development from November 1999 to July 2001. Mr. Rogers is the son-in-law of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of Ultimate.
James A. FitzPatrick, Jr. has served as a director of Ultimate since July 2000, is Chairman of the Nominating Committee of the Board and is a member of the Compensation Committee. Mr. FitzPatrick is, and since June 2012 has been, a partner in the law firm Hogan Lovells US LLP. Mr. FitzPatrick was a partner in the law firm Dewey & LeBoeuf LLP and its predecessor firms from January 1983 until May 2012 and was an associate from September 1974 until January 1983. Mr. FitzPatrick brings to the Board his longstanding experience as a practicing attorney, including experience with corporate governance, contractual matters, private and public capital raising, purchase and sale of assets and mergers and acquisitions. Mr. FitzPatrick’s knowledge of corporate and securities laws and corporate governance facilitates the Board’s oversight responsibilities concerning such areas.
LeRoy A. Vander Putten has served as a director of Ultimate since October 1997, is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board. Mr. Vander Putten served as the Executive Chairman of The Insurance Center, Inc., a holding company for 14 insurance agencies, from October 2001 until January 2006 at which time the company was sold, and Mr. Vander Putten retired. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company. Mr. Vander Putten’s extensive executive and board level experience, including his roles as chairman and chief executive officer of a public company, Executive Risk Inc., and as a senior financial officer of The Aetna Life and Casualty Company, brings to the Board considerable expertise in financial, operational and corporate strategy development as well as organizational acumen. Mr. Vander Putten’s experience also enables him to serve in the important role as “audit committee financial expert” of the Audit Committee as defined by the rules of the SEC.
Rick A. Wilber has served as a director of Ultimate since October 2002 and is a member of the Audit Committee, a member of the Compensation Committee, and a member of the Nominating Committee of the Board. Mr. Wilber formerly served on Ultimate’s Board of Directors from October 1997 through May 2000. Mr. Wilber served as the President of Lynn’s Hallmark Cards, which owned and operated a number of Hallmark Card stores, from 1995 until 2013, at which time Mr. Wilber retired. Mr. Wilber has served as a director of Synergy Resource Corporation, an oil and gas exploration company, since October 2008. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when Royce Laboratories was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern.
Robert A. Yanover has served as a director of Ultimate since January 1997, is Chairman of the Audit Committee of the Board and is a member of the Compensation Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and served as its President from its founding until 2007, at which time Mr. Yanover retired. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998, and as a director through February 2001. Mr. Yanover brings to the Board his experience and strong business and leadership skills, having served as president and chairman of public and private companies for over 30 years. In addition, having served as a director of Ultimate for the past 16 years, Mr. Yanover brings to the Board deep institutional knowledge, including a well developed understanding of Ultimate’s business operations and the fundamentals essential to our business model.
Information regarding Messrs. Scott Scherr and Alois T. Leiter is included under the heading “PROPOSAL I – ELECTION OF DIRECTORS.”

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") provides information regarding the fiscal 2015 compensation program for our principal executive officer, our principal financial officer, and our three executive officers who were our most highly-compensated executive officers as of the end of fiscal 2015. These individuals were:

•	Scott Scherr, our Chairman of the Board, President and Chief Executive Officer;

•	Marc D. Scherr, our Vice Chairman of the Board and Chief Operating Officer;

•	Mitchell K. Dauerman, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Greg Swick, our Senior Vice President, Chief Enterprise Sales Officer; and

•	Adam Rogers, our Senior Vice President, Chief Technology Officer.
These executive officers were our NEOs for fiscal 2015. In this CD&A, Ultimate Software Group, Inc. is referred to as "our," "us," "we," "Company" or "Ultimate."
In this CD&A we describe the material elements of our executive compensation program during the fiscal year ended December 31, 2015. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board (the "Compensation Committee") arrived at the specific compensation decisions for our executive officers, including the NEOs, in fiscal 2015, and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.
Executive Overview
Fiscal 2015 Business Summary
As a leading provider of cloud-based human capital management (“HCM”), our long-term success depends on, but is not limited to, our ability to (i) develop, enhance and market our products and services to keep pace with our competitors; (ii) adapt to technological advancements and changing industry standards; and (iii) expand the functionality of our products and services to address the increasingly sophisticated requirements of our customers. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to Ultimate’s core values of excellence, integrity and teamwork.
During fiscal 2015, we delivered strong financial results (as provided in our reported financial statements), including the following:

•	Grew recurring revenues 23% from $419.2 million for 2014 to $516.2 million for 2015;

•
Achieved an annualized retention rate, on a rolling 12-month basis, in excess of 97% for our recurring revenue cloud customer base as of December 31, 2015, which compares with greater than 96% for the prior year;

•	Grew total revenues 22% from $505.9 million for 2014 to $618.1 million for 2015;

•	Increased our non-GAAP (as described below) operating income from $101.7 million for 2014 to $126.8 million for 2015 and increased our non-GAAP operating margin from 20.1% for 2014 to 20.5% for 2015;

•	Increased our non-GAAP net income from $61.8 million for 2014 to $78.8 million for 2015; and

•	Grew cash from operations by 38% from $80.6 million for 2014 to $110.8 million for 2015;

•
Our operating income approximated the 94th percentile relative to our 2015 Peer Group (as defined under the heading "The Compensation Committee's Processes") in 2015 and our net income approximated the 95th percentile relative to our 2015 Peer Group in 2015; and

•
Our one - and five-year total shareholder returns as of December 31, 2015 were 33.2% and 302%, respectively, on an absolute basis. Our one-year and five-year total shareholder returns as of December 31, 2015 were 33% and 32%, respectively, on an annualized basis. Our one-year total shareholder return as of December 31, 2015 was at the 98th percentile relative to our 2015 Peer Group while our five-year total shareholder return as of December 31, 2015 was the highest of our

2015 Peer Group. From December 31, 2015 through March 29, 2016, our total shareholder return was down 4% which was at the 94th percentile relative to our 2015 Peer Group which was down 14% ; and

•
In October 2015, the Compensation Committee intended to award Messrs. Scott Scherr, Marc Scherr and Mitchell Dauerman an aggregate of 105,000 Restricted Stock Awards with an estimated value of $21 million. In light of the modifications to the Change in Control Plans discussed below, the recipients informed the Compensation Committee that they waived their rights to receive these awards, and therefore the Compensation Committee did not grant Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman these awards.

Our non-GAAP financial information excludes non-cash stock-based compensation expense and non-cash amortization of acquired intangible assets. See “Use of Non-GAAP Financial Information” on pages 39-40 in our 2015 Annual Report on Form 10-K filed with the SEC on February 26, 2016 and "Use of Non-GAAP Financial Information" on pages 10-11 in our press release incorporated by reference to Exhibit 99.1 to Ultimate's Form 8-K filed with the SEC on February 2, 2016.
Executive Compensation Policy
The HCM market is a multi-billion dollar market, and we have only a small percentage of that as of the date of this filing. We believe we can continue to expand our penetration in this market, and we believe retaining highly talented and motivated executives is an important component of achieving this goal. Our primary financial goals are to: increase recurring revenues through new sales and through high retention rates of our customers; and deliver positive operating margins.
It is our belief that compensation should be based on the combination of the level of job responsibility, individual performance and Ultimate’s financial performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Ultimate’s performance, since they are more able to affect Ultimate’s financial results. Our overall philosophy is to provide our shareholders with long-term value and align our NEO's equity compensation with shareholders value through the use of restricted stock awards to our NEOs. In previous years, it has been the Compensation Committee's decision to award time-based Restricted Stock Awards to our NEOs with four-year cliff vesting. During fiscal 2014, the Compensation Committee changed the time-based Restricted Stock Award structure to three-year annual vesting to provide more regular compensation opportunities for NEOs to be more competitive with broad market practices.
Additionally, we believe compensation should reflect the value of the job in the marketplace. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for employee talent. Although programs and individual pay levels may reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across Ultimate's employee base.
We believe the key elements of our fiscal 2015 executive compensation program align the interests of our NEOs with our long-term strategic direction and the interests of shareholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value to Ultimate and its shareholders.

•	CEO Base Salary: The base salary for our CEO was unchanged for the past three fiscal years and was not increased for the 2016 fiscal year.

•
Incentive Awards Payable in Cash: Cash incentive awards are granted only if the Company exceeds target financial performance goals. These goals are the same as the annual financial guidance the Company provides to its shareholders.

•
Equity Incentive Awards Linked to Long-term Value and Alignment with Shareholder Interests: The Company has always maintained a fundamental belief of making business decisions that positively impact the business and its customers for the long-term versus promoting short-term results or individual compensation incentives. Our 2015 restricted stock awards vest over three years in annual installments. If the respective NEO does not perform, then the value of the restricted stock award, which comprises an overwhelming portion of the NEO's target compensation, may decline. We believe these awards create strong alignment with shareholders' interests over the long-term as the terms of such awards require continued performance by the NEO and correlate the NEO's compensation with shareholder outcomes.

•
A Significant Portion of Our CEO's Total Compensation is Equity Based: The 2015 total compensation of our CEO was approximately 98% equity-based which we believe is in alignment with the long-term interests of our shareholders.

Compensation Philosophy and Design
Our Compensation Committee is responsible for developing and approving Ultimate’s compensation program for the executive officers and other officers of Ultimate. In addition, our Compensation Committee administers Ultimate’s equity-based plan and oversees such other benefit plans as Ultimate may from time to time maintain.
Our Compensation Committee is composed of five non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), Rick A. Wilber, Robert A. Yanover, Alois T. Leiter and James A. FitzPatrick, Jr.
The executive compensation program was designed to reward executive officers for achieving Ultimate’s strategic goals and to align the interests of the executive officers with those of Ultimate’s shareholders. In particular, the program is intended to (i) give the executive officers the opportunity to acquire a proprietary interest in Ultimate’s Common Stock by receiving equity-based incentive compensation; (ii) provide the executive officers with equity ownership in Ultimate commensurate with Ultimate’s performance, as reflected in increased shareholder value; (iii) attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (iv) provide an incentive to management for continuous employment with or service to Ultimate.
This philosophy is reflected in an executive compensation package that is generally comprised of three elements (collectively, “Total Compensation”):

•	Base salary, which is determined on the basis of the individual’s position and responsibilities with Ultimate;

•	Annual incentive awards payable in cash and tied to exceeding specified financial targets; and

•
Long-term stock-based incentive compensation in the form of three-year annual vesting restricted stock awards or four-year cliff vesting restricted stock awards that create a link between executive compensation and the long-term interests of Ultimate’s shareholders. We believe the structure of these awards helps reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value to Ultimate and its shareholders.

Role of the Compensation Committee
The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. It designs, approves and recommends to the Board, for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of salary, bonus, and equity-based compensation. It also oversees the administration of our cash-based and equity-based incentive plans, and addresses other compensation matters as the Board may direct from time to time.
The Compensation Committee's charter allows it to delegate some or all of its duties to a subcommittee comprised of one or more committee members. It also permits the Compensation Committee to engage a compensation consultant.
Role of our Chief Executive Officer
The Chief Executive Officer provides general guidance and recommendations with respect to compensation for other executive officers to the Compensation Committee for its review. The other executive officers for which the CEO provides general guidance and recommendations include those executive officers who report to him and to the Chief Operating Officer ("COO"), including other NEOs. The CEO reviews their performance at least annually.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia, an independent compensation consulting firm, to review and analyze our executive compensation program. In measuring the effectiveness of our executive compensation arrangements in supporting our business strategy, their reasonableness as compared to the compensation practices of our peer group companies and the alignment they foster with our shareholders, Compensia advised the Compensation Committee on the following:

•	Peer group assessment methodology;

•	Trends and regulatory developments for executive compensation;

•	The cost and potential dilution to our shareholders of equity incentives relative to our peer group;

•	The changes to the CIC Plans discussed herein;

•	Risk mitigation and compensation governance matters; and

•	Disclosures about our executive compensation.
While the Compensation Committee takes the input of Compensia into consideration, all of the Compensation Committee’s executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of the Compensation Committee’s own judgment and may reflect factors and considerations other than the information and recommendations provided by Compensia. The Compensation Committee may replace Compensia or hire additional advisors at any time.
Compensia reports directly to the Compensation Committee and does not provide services to Ultimate's management. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and NASDAQ listing rules and concluded that the firm’s work does not raise any conflict of interest that prevents Compensia from providing independent advisory services to the Compensation Committee.
The Compensation Committee’s Processes
The Compensation Committee utilizes different processes to assist it in ensuring that Ultimate’s executive compensation program is achieving its objectives. Among those processes are:
Industry Comparison. The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. The Compensation Committee reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered to executive officers by businesses that are comparable to Ultimate in terms of size and industry group. Generally, the CEO provides recommendations for other executive officer compensation to the Compensation Committee for its review.
During the first half of 2014, based on recommendations from Compensia, a new peer group was selected based on their similarity to Ultimate in terms of financial metrics, industry, growth rate and market position. The companies comprising the 2014 peer group (the "2014 Peer Group") were: Fortinet, Inc., CommVault Systems, Inc., Concur Technologies, Inc., athenahealth, Inc., Qlik Technologies Inc., CoStar Group, Inc., NetSuite Inc., Workday, Inc., SolarWinds, Inc., Splunk Inc., Tableau Software, Inc., Cornerstone OnDemand, Inc., and ServiceNow, Inc. These companies remained in the peer group for Ultimate Software for 2015 and are referred to in this proxy statement as the "2015 Peer Group".
In October 2015, the Compensation Committee determined that it was appropriate to review and potentially revise our list of peer group companies to take into account our improved financial position, financial performance growth and market capitalization to review updated peer compensation data. In reviewing the composition of our peer group, the Compensation Committee considered, among other things, companies that were similar to us in terms of one or more of the following factors:

•	Primary focus on software, especially software-as-a-service ("SaaS");

•	Total annual revenues between approximately $228 million and $975 million, which represented multiples of our revenues in the range of approximately 0.4 times to 1.8 times;

•
Market capitalization between approximately $2.0 billion and $13.8 billion, which represented multiples of our market capitalization in a range between approximately 0.4 times to 2.7 times (a broader range than the range of revenue multiples to reflect the impact of market volatility); and

•	Three-year compound annual growth rate of revenues greater than 15%.
Using these criteria and with the assistance of Compensia, the Compensation Committee determined that the 2016 peer group (the "2016 Peer Group") would be comprised of the following companies: Fortinet, Inc., FireEye, Guidewire Software, athenahealth, Inc., Qlik Technologies Inc., CoStar Group, Inc., NetSuite Inc., Workday, Inc., SolarWinds, Inc., Splunk, Tableau Software Inc., Cornerstone OnDemand, Inc., Proofpoint, ServiceNow, and Zillow Group.
Assessment of Ultimate's Performance. The Compensation Committee uses Ultimate's financial performance measures in establishing total compensation ranges. The Compensation Committee may consider various measures of Ultimate's performance, including sales, earnings per share and growth in recurring revenue. The Compensation Committee makes a subjective determination after considering such measures collectively. In addition, as described in more detail below, the Compensation Committee may grant performance awards under a formula provided for under the Plan. Such awards shall represent the right to receive a payment, in cash or equity, if corporate performance goals established by the Compensation Committee for a certain performance period are exceeded.
Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the executive officers. The members of the Compensation Committee meet with the Chief Executive O fficer, and then meet in executive session, when compensation is being considered in order to evaluate the Chief Executive Officer's performance for the year. This evaluation is considered by the Compensation Committee in setting the Chief Executive Officer's total compensation. For the other executive officers, the Compensation Committee reviews the compensation recommendations from the Chief Executive Officer and may also exercise its judgment based on the Compensation Committee's assessment of the individual performance of such executive officers. Elements of the individual performance of Scott Scherr taken into account by the Compensation Committee include his leadership of Ultimate as a whole, his particular leadership in and the results of the sales and marketing function, his strategic focus on maximizing Ultimate's recurring revenue streams and maintaining a strong customer retention, his communications with the Board, employees, customers, shareholders and the investment community and his responsibility for the culture of Ultimate. Elements of the individual performance of Marc Scherr taken into account by the Compensation Committee include his leadership in and results of the product strategy, development, information technology services and total company services offered to Ultimate customers, and his communications with the Board. Elements of the individual performance of Mr. Dauerman taken into account by the Compensation Committee include his leadership of the financial operations of Ultimate and his communications with the Board, the Audit Committee, Ultimate's independent auditors and the investment community. Elements of the individual performance of Mr. Swick taken into account by the Compensation Committee include his leadership of the Enterprise sales team and its operations and his communications with current and prospective customers. Elements of the individual performance of Mr. Rogers taken into account by the Compensation Committee include his leadership of the development team and its operations, his continued knowledge of recent technology and his strategic approaches to future technology.
Components of Executive Compensation for 2015
We believe Ultimate’s compensation programs balance both the mix of cash and equity compensation and the mix of short-term and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.
Base Salary
Base salary is the fixed element of employees’ annual cash compensation. The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and the base salaries of the other executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities, competitive considerations and individual performance. In order to attract and retain qualified executives, Ultimate provides base salaries it considers to be competitive.
While determining the compensation for our NEOs for 2015, including that of our President and Chief Executive Officer, Mr. Scott Scherr, the Compensation Committee reviewed the current compensation and long term incentive compensation of executive officers of certain software and technology companies, including the 2014 Peer Group (for base salaries and long term incentive compensation). This information provided the basis of a competitive review of each of our NEO’s compensation. However, the Compensation Committee did not attempt to “benchmark” the total compensation, or any element of compensation (including base salary), of any of our NEOs against the total compensation, or any element of compensation (including base salary), paid to executives in the 2014 Peer Group. Instead, the Compensation Committee exercised its own judgment based upon Mr. Scherr’s personal performance, in particular his successful leadership of Ultimate, including a business strategy focused on maximizing recurring revenue streams by selling Ultimate’s UltiPro SaaS offerings on a recurring revenue basis and maintaining strong customer retention. During the Compensation Committee’s evaluation of Mr. Scherr’s performance as of October 2014, Mr. Scherr stated that he had determined that he would not request or accept an increase in his base salary for fiscal 2015. Therefore, the Compensation Committee did not increase Mr. Scherr’s base salary in 2015 which remained at $700,000 for 2015. Mr. Scott Scherr's base salary also remained consistent at $700,000 for 2016.
The Compensation Committee reviewed with Mr. Scott Scherr the performance of Mr. Marc D. Scherr as Ultimate’s Vice Chairman and Chief Operating Officer in overseeing Ultimate’s strategic and operational activities. Taking into consideration Mr. Scott Scherr’s recommendation and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Marc D. Scherr's base salary would not be increased and remain at $650,000 for fiscal 2015. Mr. Marc D. Scherr's base salary remained consistent at $650,000 for fiscal 2016.
The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Dauerman as Ultimate’s Chief Financial Officer, including his oversight of financial operations and Ultimate’s relationships with the investment community. Taking into consideration Mr. Scott Scherr’s recommendation and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Dauerman’s base salary would not be increased and remain at $550,000 for fiscal 2015. Mr. Dauerman's base salary remained consistent at $550,000 for fiscal 2016.

The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Swick as Ultimate’s Chief Enterprise Sales Officer, including his oversight of the Enterprise sales team and Ultimate’s relationships with its current and prospective customers. Taking into consideration Mr. Scott Scherr’s recommendation, and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Greg Swick’s base salary would remain at $250,000 for 2015. Mr. Swick's base salary remained consistent at $250,000 for fiscal 2016. In addition to Mr. Swick's base salary, he received commissions on applicable sales results for fiscal 2015. Mr. Swick earned $400,000 in sales commissions for fiscal 2015.
The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Rogers as Ultimate’s Chief Technology Officer, including his oversight of the development team, his continued knowledge of the most recent technology and his strategic approaches to future technology. Taking into consideration Mr. Scott Scherr’s recommendation, and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Roger’s base salary would remain consistent at $600,000 for 2015. Mr. Roger's base salary will remain at $600,000 for fiscal 2016.
Incentive Compensation
From time to time, the Compensation Committee approves (i) incentive awards, payable in cash and tied to exceeding annual corporate financial goals (“Cash Bonuses”); and (ii) long-term stock-based incentive compensation ("Stock-Based Compensation") to its executive officers. There is no annual incentive compensation provided to our NEOs for the year if we are at or below our financial goals for the year. Annual incentive compensation is only provided if we exceed our financial goals for the year.
Incentive Awards
The Compensation Committee may grant incentive awards under an annual bonus plan, which shall represent the right to receive a payment in cash if the performance goals established by the Compensation Committee for a performance period are exceeded. At the time an incentive award is granted, the Compensation Committee shall determine, in its sole discretion, the applicable period and goals to be achieved during the period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each award. The goals applicable to an incentive award grant may be subject to adjustments as the Compensation Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. At the end of the period, the Compensation Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any.
In February 2015, the Compensation Committee approved grants of contingent cash bonuses (as provided for in the Plan) to certain members of executive management, including all of our NEOs. Pursuant to this grant, the aggregate amount of the performance awards, subject to the maximum referred to below, was equal to the excess, if any, of (A) Ultimate’s pretax operating income, as reflected in its audited financial statements for the year ended December 31, 2015, adjusted to add back the charges for such performance awards, as well as the charges for non-cash stock-based compensation expense and non-cash amortization of acquired intangible assets, over (B) $124,900,000. The maximum aggregate amount of the performance awards eligible to be granted was $3,000,000, payable to the NEO's and other members of executive management. The respective percentages of their related base salaries for the aggregate performance awards to Mr. Scott Scherr, Mr. Marc D. Scherr, Mr. Mitchell K. Dauerman, Mr. Greg Swick and Mr. Adam Rogers were 10.0%, 9.0%, 9.0%, 9.0% and 9.0%, respectively. The maximum potential aggregate payout to the NEOs was $1.4 million and the actual aggregate payout to the NEOs was $0.9 million. The remainder of the aggregate performance awards was awarded to other members of executive management. Based upon the audited financial statements of Ultimate for the fiscal year ended 2015 and the formula described above, a cash Performance Award was earned for certain members of executive management, including our NEOs as follows:

Cash Bonus Paid
Scott Scherr	$186,987
Marc D. Scherr	$168,288
Mitchell K. Dauerman	$168,288
Greg Swick	$168,288
Adam Rogers	$168,288

Long-Term Stock-Based Incentive Compensation
The Compensation Committee's philosophy for long-term stock-based incentive compensation is to align the interests of our NEOs with our long-term strategic direction and the interests of shareholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value. Therefore, it has been the Compensation Committee's decision to award time-based Restricted Stock Awards to our NEOs (typically annually). During fiscal 2015, the Compensation Committee intended to award Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman Restricted Stock Awards for approximately $8.1 million, $5.7 million and $3.3 million, respectively, but these Restricted Stock Awards were waived by Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in light of the modifications made to the CIC Plans (see Detail of Modifications to Change in Control Bonus Plans under the Executive Summary on pages 10 to 11 in this proxy statement). During fiscal 2015, the Compensation Committee awarded Restricted Stock Awards to Mr. Greg Swick and Mr. Adam Rogers with three-year annual vesting. We believe this award structure ensures continued focus on the long-term value of Ultimate, helps to retain highly talented executives and aligns their interest with those of our shareholders over the long-term.
The restricted stock awards granted in 2015 were approved by the Compensation Committee following a review of the NEOs long-term accomplishments, including consistent and strong recurring revenue growth, high customer retention, focus on profitability and cash flows. In addition, the Committee intended the awards to recognize the role of our long-tenured executives in increasing the Company's market capitalization from approximately $800 million at the beginning of 2009 to over $5 billion at the end of 2015. The Compensation Committee also reviewed company performance (including relative to peers), individual performance, market data as provided by Compensia and current equity ownership and historic equity allocations.
The following table shows the number of awards granted to each NEO for fiscal 2015:

Name and Principal Position	Year	Stock Awards
Scott Scherr - Chairman of the Board, President and Chief Executive Officer	2015	230,318	(1)
	2015	—	(2)

Marc D. Scherr - Vice Chairman and Chief Operating Officer	2015	95,966	(1)
	2015	—	(2)

Mitchell K. Dauerman - Executive Vice President, Chief Financial Officer and Treasurer	2015	57,579	(1)
	2015	—	(2)

Greg Swick - Senior Vice President, Chief Enterprise Sales Officer	2015	13,789	(1)
	2015	12,500	(2)

Adam Rogers - Senior Vice President, Chief Technology Officer	2015	14,429	(1)
	2015	15,000	(2)
____________________

(1)
Includes shares of Common Stock subject to Restricted Stock Awards granted to the NEOs in 2015 under Restricted Stock Award agreements under the amended CIC Plans. These Restricted Stock Awards have three-year annual vesting. See "Change in Control Bonus Plans" on pages 37 to 38 in this proxy statement.

(2)
Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2015 under Restricted Stock Award agreements. These represent time-based Restricted Stock Awards with three-year annual vesting. Messr. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman, waived approximately $8.1 million, $5.7 million and $3.3 million, respectively, of annual, time-based Restricted Stock Awards which were approved by the Compensation Committee in October 2015 to be granted.

Severance Benefits
Except as described below, Ultimate is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment, whether voluntary or involuntary.
Change in Control Bonus Plans
The Board previously adopted two Amended and Restated Change in Control Bonus Plans (first adopted in March 2004). The CIC Plan I provides for the payment of cash amounts to three of Ultimate's NEOs upon a “change in control” of Ultimate as defined in that plan. The CIC Plan II provided for the payment of cash amounts in the event of a “change in control” to the other two NEOs and certain other employees of Ultimate as designated by the Compensation Committee. For purposes of the CIC Plans, a “change in control” would occur (i) if Ultimate were to complete a consolidation or merger pursuant to which the shareholders of Ultimate immediately prior to the merger or consolidation did not have beneficial ownership of 50% or more of the combined voting power of Ultimate’s securities outstanding immediately after the merger or consolidation, (ii) if Ultimate were to sell, lease or transfer all or substantially all of its assets or business or (iii) if beneficial ownership of more than 50% of Ultimate’s Common Stock were acquired by a person or entity other than Ultimate, a subsidiary or an employee benefit plan of Ultimate.
These CIC plans were adopted initially in 2004 in lieu of granting time-based equity awards to the NEOs and certain other senior officers, which had been earned by such officers. In 2007, these change-in-control plans were amended to increase the limit on aggregate awards under the plans and to increase the NEOs’ respective interests in the CIC Plan I, again, in lieu of granting equity awards which had been previously earned by the NEOs. The amount of the payments to be made to the participants under the CIC Plans is based upon the gross consideration received by Ultimate or its shareholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plans before they were amended could not exceed 6% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce payments under CIC Plan I for Ultimate’s three NEOs covered by such plan on a pro-rata basis. In the event such payments were reduced to zero and aggregate payments under the CIC Plans would still exceed 6% of the CIC Consideration, the Committee would reduce one or more other payments under CIC Plan II in its discretion in the manner that it determined to be equitable and appropriate under the circumstances. No amounts are payable under the CIC Plans to any participant whose employment with Ultimate is terminated prior to the consummation of a change in control transaction.
In 2013, the Compensation Committee, along with its independent compensation consultant, began a strategic evaluation of the existing compensation arrangements for the senior officers participating in these change-in-control plans, taking into consideration senior management incentives, the potential costs of such plans and our historical practices with respect to annual equity awards to senior officers. During its review, the Compensation Committee focused on how best to align management incentives with the creation of long-term shareholder value given that a significant amount of potential future compensation to our senior executive officers would be realized only if there was a sale of the Company. The Compensation Committee also considered the size of potential aggregate cash payments that could be due upon a change in control, including the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I. In addition, the Compensation Committee also took into account potential financial and dilution impacts and therefore resolved that the CIC Plans would need to be unwound in a few steps using three-year vesting restricted stock awards to extend retention value instead of our senior executive officers being motivated to sell the Company.
In March 2015, the Board and the Compensation Committee significantly amended the CIC Plan I and terminated the CIC Plan II. These changes reduced the aggregate potential payout under the CIC Plan I from 6% to 3.5% of the CIC Consideration. The individual participant’s interests were reduced from 3.5% to 2.25%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 2.5% to 1.25% of the CIC Consideration.
In February 2016, the Board and the Compensation Committee further amended the Company’s CIC Plan I. These changes reduced the potential payout under the CIC Plan I from 3.5% to 1.85% of the CIC Consideration. The individual participant’s interests were reduced from 2.25% to 1.125%. The additional significant potential cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I was reduced from 1.25% to 0.725% of the CIC Consideration.
Assuming an aggregate market value of $5 billion, these amendments reduced the aggregate potential payout from 6% to 1.85%, or approximately $210 million based on our current market value. This reduction includes the permanent reduction of the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I by approximately $90 million.
The CIC Plans required providing participants with substantially equivalent value in exchange for the reduction of participant interests. The equity that was issued to unwind the CIC Plans was comparable to the percentage of equity that would have been issued and would have been part of the normal annual compensation in 2004 and 2007 if time-based equity had been issued at that time. The equity was issued in the form of three-year restricted stock awards to retain investor alignment.
In October 2015, the Compensation Committee intended to award Messrs. Scott Scherr, Marc Scherr and Mitchell Dauerman an aggregate of 105,000 Restricted Stock Awards with an estimated value of $21 million for their 2015 performance (discussed below). In light of the modifications to the Change in Control Plans Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman, waived these awards representing approximately $8.1 million, $5.7 million and $3.3 million of value.

Termination of the Change in Control Bonus Plan for Officers and Employees
On March 6, 2015, we terminated our CIC Plan II. Two of our NEOs, Mr. Adam Rogers and Mr. Greg Swick, along with six other officers of the Company, had been participants in the CIC Plan II and had received awards under that plan which would have entitled each of them to receive cash payments upon a “change in control” of the Company. Pursuant to the terms of the CIC Plan II, in connection with canceling these awards, the Company was required to provide each of the participants with an arrangement of comparable value as determined by the Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan II in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives and the alignment with shareholders associated with restricted stock that vests over a period of time. Mr. Adam Rogers was awarded a restricted stock award of 14,429 shares of the Company’s Common Stock, valued at approximately $2.3 million as of the date of grant. Mr. Greg Swick was awarded a restricted stock award of 13,789 shares of the Company’s Common Stock, valued at approximately $2.2 million as of the date of grant. Each of these restricted stock awards vests one-third on each of the following dates: February 11, 2016, February 11, 2017 and February 11, 2018 assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. In addition to the awards to Messrs. Rogers and Swick, restricted stock awards of an aggregate of 72,239 shares of the Company’s Common Stock were made to other senior officers who had been participants in CIC Plan II. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.
Certain calculations for the Change in Control Bonus Plans as Amended
If the CIC Plan I, as amended on March 6, 2015 and February 1, 2016, had been in effect as of December 31, 2015 and assuming that there was a change in control on December 31, 2015, at the closing price of Ultimate’s Common Stock on NASDAQ on the last trading day of 2015, Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, would have been entitled to receive approximately $51.0 million, $47.8 million and $13.0 million, respectively, inclusive of amounts in respect of the “gross up” payable to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman under CIC Plan I. Messrs. Greg Swick and Adam Rogers would not have been entitled to receive a payout since the CIC Plan II had been terminated as of December 31, 2015.
Assuming an aggregate market value of $5 billion, the favorable impact of amending the CIC Plan I, effective March 6, 2015 and February 1, 2016, reduced the aggregate potential payout from 6% to 1.85%, or approximately $210 million, and reduced the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I by approximately $90 million.
The Board may amend or terminate the CIC Plan I at any time, provided that any resulting reduction in a participant’s right to payments is compensated for by an arrangement of comparable or greater value.
Accelerated Vesting
In addition to the severance provisions described above, Ultimate’s Stock-Based Compensation for our executive officers is subject to accelerated vesting under certain circumstances described below.
Stock Options. Ultimate’s stock options issued to the executive officers pursuant to the Plan ordinarily vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant, subject to each executive officer’s continued employment with Ultimate. However, pursuant to the terms of the Nonqualified Stock Option Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of death, disability or a change in control of Ultimate (each, an “Accelerated Vesting Occurrence”), each executive officer’s unvested stock options under the Plan would immediately vest and become fully exercisable. All stock options held by Ultimate’s executive officers were fully vested as of December 31, 2015 as a result of the passage of time.
Restricted Stock Awards. Ultimate’s shares of restricted stock issued pursuant to the Plan are a combination of restricted stock that vest 100% on the fourth anniversary of the date of grant, subject to each executive officer’s continued employment with Ultimate and restricted stock that vests in three equal annual installments, subject to each executive officer's continued employment with the Company or any of its subsidiaries. However, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of an Accelerated Vesting Occurrence, each executive officer’s shares of unvested restricted stock would immediately vest. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2015, the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers would have automatically vested and they would have been entitled to receive amounts equal to the value of $84.1 million, $50.0 million, $26.9 million, $14.9 million and $15.5 million, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value (as defined below) of the Common Stock multiplied by the number of shares being accelerated. In addition, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event an executive officer’s employment is terminated by Ultimate without cause (a “Termination Without Cause Occurrence”), 1/48th (one forty-eighth) of the shares of restricted stock for each complete month of continued employment by the executive officer with Ultimate following the applicable dates of grant would immediately vest. Assuming that there was a Termination Without Cause Occurrence on December 31, 2015, a portion of the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers would have automatically vested on a pro-rated basis as described above and they would have been entitled to receive amounts equal to the value of $37.1 million, $23.4 million, $12.6 million, $6.8 million and $6.9 million, respectively, as a result of such acceleration. These amounts are derived from the per share fair market value of the Common Stock, at the closing price of the Common Stock on NASDAQ on the last trading day of 2015 (the “Year End Fair Market Value”) multiplied by the pro-rated number of shares being accelerated.
Other Compensation Policies and Information
Tax Deductibility of Executive Compensation
In general, Section 162(m) of the Code disallows a deduction for any compensation paid in excess of $1 million during a calendar year to any of Ultimate’s NEOs as determined pursuant to the executive compensation disclosure rules under the Exchange Act (other than the principal financial officer). An exemption from this limitation applies to “performance-based compensation.” The Compensation Committee does not have a formal policy with respect to granting compensation that qualifies as performance-based compensation The Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m), even if Ultimate may not deduct all of the compensation. For 2015, a significant portion of the compensation paid to Ultimate’s NEOs was not deductible pursuant to the limitations of Section 162(m).
Employee Benefits
Ultimate offers core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance.
The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with Ultimate. All U.S. employees, including executive officers, participate in these plans.
The cost of post-employment benefits is partially borne by the employee, including each executive officer.
Stock Ownership Guidelines
In March 2014, the Board adopted guidelines with respect to ownership levels of Ultimate's Common Stock by our CEO and members of our Board to further align their interests with those of our shareholders. These guidelines state that our CEO and each director must beneficially own Common Stock having a value equal to:

•	For our CEO, five times his annual base salary; and

•
For each non-employee director, three times the amount of the annual cash retainer paid to directors or, if no cash retainer is paid to non-employee directors, the cash equivalent value of the annual retainer paid to non-employee members of our Board in the form of restricted shares of Common Stock or other equity.

Anti-hedging and pledging Policy
In March 2014, the Board adopted a policy that prohibits our executive officers and directors from engaging in short sales, transactions in put or call options, hedging and pledging transactions or other inherently speculative transactions with respect to our Common Stock. We adopted this policy as a matter of good corporate governance, and because short-term or speculative transactions in our securities may lead to inadvertent violations of applicable law. Our pledging policy allows for limited pre-approved exceptions for the use of the Company's securities as collateral for a loan (not including margin debt) and where the pledgor clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. The shares pledged cannot exceed 20% of the shares owned by the applicable executive officer or director.
Executive Compensation Recover ("Clawback") Policy
In March 2014, the Board adopted an executive compensation recovery, or "clawback" policy requiring our Board, or a committee of the Board to seek, subject to certain exceptions, the reimbursement of excess incentive-based cash compensation provided to our executive officers in the event of certain restatements of our published financial statements. The policy allows Ultimate to clawback incentive-based cash compensation from executive officers who were actually involved in intentional or unlawful misconduct that triggered the accounting restatement to the extent the cash compensation was in excess of what would have been paid under the accounting restatement. This policy is applicable to all incentive-based cash compensation paid after implementation of the policy, and it covers the three-year period preceding the date on which Ultimate is required to prepare an accounting restatement. This policy will be amended to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.
Perquisites
Ultimate does not provide significant perquisites or personal benefits to executive officers.
Summary Compensation Table
The following table sets forth information, for the fiscal years ended December 31, 2015, 2014 and 2013, regarding the aggregate compensation we paid to our NEOs:

Name and Principal Position	Year	($) Salary	($) Bonus (1)	($) Stock Awards (2)	($) Option Awards (3)	($) Non-Equity Incentive Compensation	($) All Other Compensation (4)	($) Total
Scott Scherr - Chairman of the Board, President and Chief Executive Officer	2015	$700,000	$186,987	$37,449,707	$—	$—	$6,300	$38,342,994
	2014	700,000	67,380	11,444,250	—	—	6,125	12,217,755
	2013	700,000	240,000	7,766,000	—	—	5,250	8,711,250

Marc D. Scherr - Vice Chairman and Chief Operating Officer	2015	$650,000	$168,288	$15,604,072	$—	$—	$6,300	$16,428,660
	2014	650,000	64,282	7,629,500	—	—	6,125	8,349,907
	2013	625,000	220,000	5,436,200	—	—	5,250	6,286,450

Mitchell K. Dauerman - Executive Vice President, Chief Financial Officer and Treasurer	2015	$550,000	$168,288	$9,362,345	$—	$—	$6,300	$10,086,933
	2014	550,000	64,282	3,051,800	—	—	6,125	3,672,207
	2013	525,000	220,000	3,106,400	—	—	5,250	3,856,650

Greg Swick - Senior Vice President, Chief Enterprise Sales Officer	2015	$650,310	$168,288	$4,791,341	$—	$—	$6,300	$5,616,239
	2014	586,356	64,282	1,907,375	—	—	6,125	2,564,138
	2013	582,087	220,000	1,941,500	—	—	5,250	2,748,837

Adam Rogers - Senior Vice President, Chief Technology Officer	2015	$600,000	$168,288	$5,405,255	$—	$—	$6,300	$6,179,843
	2014	600,000	64,282	1,907,375	—	—	6,125	2,577,782
	2013	571,000	220,000	1,941,500	—	—	5,250	2,737,750
____________________

(1)
In February 2016, the Compensation Committee approved grants of contingent cash incentive Awards (as defined in the Plan) to be paid out for exceeding certain corporate financial goals established in February 2015. All of our NEOs were part of the Plan.

(2)
Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2015, 2014 and 2013 under Restricted Stock Award agreements. All shares granted were granted at the grant date fair value in accordance with ASC 718. The total number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers in 2015, 2014 and 2013 were as follows: (i) for Mr. Scott Scherr, the aggregate number of Restricted Shares of Common Stock subject to Restricted Stock Awards under Restricted Stock Award Agreements Issued (the "RSAs Issued") for 2015 was 230,318, with a grant date fair value of $37.4 million. These shares were issued in connection with the modifications made to the CIC Plan I. The aggregate number of RSAs Issued in 2014 was 75,000, with a grant date fair value of $11.4 million. The aggregate number of RSAs Issued in 2013 was 50,000, with a grant date fair value of $7.8 million; (ii) for Mr. Marc D. Scherr, the aggregate number of RSAs Issued for 2015 was 95,966, with a grant date fair value of $15.6 million. These shares were issued in connection with the modifications made to the CIC Plan I. The aggregate number of RSAs Issued in 2014 was 50,000, with a grant date fair value of $7.6 million. The aggregate number of RSAs Issued in 2013 was 35,000, with a grant date fair value of $5.4 million; (iii) for Mr. Mitchell K. Dauerman, the aggregate number of RSAs Issued for 2015 was 57,579, with a grant date fair value of $9.4 million. These shares were issued in connection with the modifications made to the CIC Plan I. The aggregate number of RSAs Issued in 2014 was 20,000, with a grant date fair value of $3.1 million. The aggregate number of RSAs Issued in 2013 was 20,000, with a grant date fair value of $3.1 million; (iv) for Mr. Greg Swick, the aggregate number of RSAs Issued for 2015 was 13,789, with a grant date fair value of $2.2 million. These shares were issued in connection with the termination of the CIC Plan II. The aggregate number of RSAs Issued representing annual time-based awards was 12,500 for 2015, with a grant date fair value of $4.8 million. The aggregate n umber of RSAs Issued in 2014 was 12,500, with a grant date fair value of $1.9 million. The aggregate number of RSAs Issued in 2013 was 12,500, with a grant date fair value of $1.9 million; (v) for Mr. Adam Rogers, the aggregate number of RSAs Issued for 2015 was 14,429, with a grant date fair value of $2.3 million. These shares were issued in connection with the termination of the CIC Plan II. The aggregate number of RSAs Issued representing annual time-based awards was 15,000 for 2015, with a grant date fair value of $5.4 million. The aggregate number of RSAs Issued in 2014 was 12,500, with a grant date fair value of $1.9 million. The aggregate number of RSAs Issued in 2013 was 12,500, with a grant date fair value of $1.9 million. The restricted shares granted in 2015 vest in three equal annual installments on February 11, 2016, February 11, 2017 and February 11, 2018, subject to the participant’s continued employment with the Company or any of its subsidiaries on each such vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. The restricted shares granted in 2014 and 2015 vest in three equal annual installments on each of the first three anniversaries of the date of grant thereof, subject to the participant’s continued employment with the Company or any of its subsidiaries on each such vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. The restricted shares granted in 2013 vest upon the fourth anniversary of the respective date of grant, subject to the executive's continued employment by Ultimate, or a subsidiary, on the vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. A discussion of the assumptions used in calculating these values may be found in Note 16 of Ultimate's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016. See "Detail of Modifications to Change in Control Bonus Plans" under the Executive Overview on pages 10 to 11 in this proxy statement for additional information regarding the RSAs Issued in connection with modifications made to the CIC Plan I and the termination of the CIC Plan II.

(3)	There were no option awards granted in 2015, 2014 or 2013.

(4)	Consists of contributions to Ultimate's 401(k) Plan on behalf of the executive officers indicated.

Total CEO Compensation Excluding Change in Control Awards
The graph below illustrates the amount of total normal annual compensation earned by our CEO in 2015 as compared to 2014 excluding the payment made in light of the modification of the CIC Plan I in March 2015 (1):
__________________

(1)	Total normal annual compensation earned by our CEO in 2015 decreased from the total compensation earned in 2014. There were no awards granted under the annual time-based award program in 2015.

(2)	Stock awards granted in 2014 represent annual time-based awards.

(3)
There were no annual time-based awards issued to our CEO in 2015. In October 2015, the Compensation Committee intended to award Mr. Scott Scherr an aggregate of 50,000 Restricted Stock Awards for his 2015 performance. In light of the modifications to the CIC Plan I (discussed above), Mr. Scott Scherr informed the Compensation Committee prior to grant that he waived the right to receive this award representing approximately $8.1 million of value.

Grants of Plan-Based Awards in 2015
The following table provides information concerning the Stock Based Compensation awards and cash bonus awards made to the NEOs in fiscal 2015 under the Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)
Scott Scherr	3/6/2015	3/6/2015	$—	$—	$300,000	230,318	$37,449,707
Marc D. Scherr	3/6/2015	3/6/2015	$—	$—	$270,000	95,966	$15,604,072
Mitchell K. Dauerman	3/6/2015	3/6/2015	$—	$—	$270,000	57,579	$9,362,345
Greg Swick	3/6/2015	3/6/2015	$—	$—	$270,000	26,289	$4,791,341
Adam Rogers	3/6/2015	3/6/2015	$—	$—	$270,000	29,429	$5,405,255
____________________

(1)
These columns show the threshold and maximum payouts under the Plan for cash performance awards. The Awards do not provide for any target amount. For a description of these performance awards, see “Compensation Discussion and Analysis – Incentive Compensation – Incentive performance awards.”

Ultimate has no employment agreements with its executive officers.

The material factors necessary to understand each of the awards listed in the Grants of Plan-Based Awards in the 2015 table are discussed in detail above under "Compensation Discussion and Analysis — Incentive Compensation".
Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth, for Ultimate’s NEOs, certain information concerning unexercised Stock Options; restricted stock that has not vested; and equity incentive plan awards as of the end of Ultimate’s last completed fiscal year:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (3)	Vest Date of Stock and Unit Awards
Scott Scherr	—	—	—	—	100,000	$19,551,000	11/6/2016	(1)
	—	—	—	—	50,000	9,775,500	11/6/2017	(1)
	—	—	—	—	50,000	9,775,500	Various	(2)
	—	—	—	—	230,318	45,029,472	Various	(3)

Marc D. Scherr	—	—	—	—	75,000	$14,663,250	11/6/2016	(1)
	—	—	—	—	35,000	6,842,850	11/6/2017	(1)
	—	—	—	—	33,334	6,517,130	Various	(2)
	—	—	—	—	95,966	18,762,313	Various	(3)

Mitchell K. Dauerman	—	—	—	—	40,000	$7,820,400	11/6/2016	(1)
	—	—	—	—	20,000	3,910,200	11/6/2017	(1)
	—	—	—	—	13,334	2,606,930	Various	(2)
	—	—	—	—	57,579	11,257,270	Various	(3)

Greg Swick	—	—	—	—	25,000	$4,887,750	11/6/2016	(1)
	—	—	—	—	12,500	2,443,875	11/6/2017	(1)
	—	—	—	—	8,334	1,629,380	Various	(2)
	—	—	—	—	13,789	2,695,887	Various	(3)
	—	—	—	—	12,500	2,443,875	Various	(4)

Adam Rogers	—	—	—	—	25,000	$4,887,750	11/6/2016	(1)
	—	—	—	—	12,500	2,443,875	11/6/2017	(1)
	—	—	—	—	8,334	1,629,380	Various	(2)
	—	—	—	—	14,429	2,821,014	Various	(3)
	—	—	—	—	15,000	2,932,650	Various	(4)
____________________

(1)
The restricted stock grant fully vests on the fourth anniversary of the date of grant subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(2)
The restricted stock grant vests in two equal annual installments on November 6, 2016 and November 6, 2017, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each such vesting date subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(3)
The restricted stock grant vests in three equal annual installments on February 11, 2016, February 11, 2017 and February 11, 2018, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each such vesting date subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause. These awards were granted under the amended CIC Plans (see discussion on pages 37 to 38 of this proxy statement under "Change in Control Bonus Plans").

(4)
The restricted stock grant vests in three equal annual installments on November 5, 2016, November 5, 2017 and November 5, 2018, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each such vesting date subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(5)
The market value of the unvested equity incentive plan awards was calculated based on the closing market price of Ultimate’s stock at the end of the last completed fiscal year. The closing price of Ultimate’s stock on NASDAQ on December 31, 2015, the last trading day of 2015, was $195.51.

Option Exercises and Stock Vested in 2015
The following table sets forth, for Ultimate’s NEOs, certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, stock units and similar instruments, during the last completed fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott Scherr	—	$—	75,000	$15,820,500
Marc D. Scherr	—	$—	51,666	$10,898,426
Mitchell K. Dauerman	—	$—	26,666	$5,624,926
Greg Swick	—	$—	16,666	$3,515,526
Adam Rogers	—	$—	16,666	$3,515,526
____________________

(1)
Amounts reflect the fair market value on the date of vesting. Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers had Restricted Stock Awards vest on November 7, 2015. The closing price of Ultimate’s stock on NASDAQ on November 7, 2015 was $210.94.

Relationship between Compensation Policies and Risk Management
Ultimate’s management has reviewed Ultimate’s compensation policies and practices for all employees and does not believe that there are any risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on Ultimate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with Ultimate’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” above in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement.

LeRoy A. Vander Putten, Chairman
Rick A. Wilber
Robert A. Yanover
Alois T. Leiter
James A. FitzPatrick, Jr.
Members of the Compensation Committee

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board, reviews the independence of Ultimate’s auditors and fulfills the other responsibilities provided for in its charter. The Audit Committee has sole authority to appoint the independent auditors and terminate their engagement.
Management is responsible for Ultimate’s consolidated financial statements, systems of internal control and the financial reporting process. Ultimate’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of Ultimate’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles. In addition, KPMG was responsible for expressing an opinion on Ultimate’s internal control over financial reporting based on their audit as of December 31, 2015. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held five meetings during fiscal 2015.
The Audit Committee hereby reports as follows:

1)
The Audit Committee reviewed and discussed the audited consolidated financial statements with management and has met with the independent registered public accounting firm, KPMG LLP, with and without management present, to discuss the results of their fiscal 2015 audit and quarterly reviews, their evaluation of Ultimate’s internal controls, and the overall quality of Ultimate’s financial reporting.

2)
The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).

3)
The Audit Committee reviewed the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG LLP that firm’s independence from Ultimate and its management, including whether the independent auditor’s provision of audit-related services to Ultimate are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Ultimate’s audited consolidated financial statements as of and for the year ended December 31, 2015 be included in Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC, which occurred on February 26, 2016.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP FEES
The following table presents fees for professional services rendered by Ultimate’s independent registered public accounting firm, KPMG LLP, for the audit of Ultimate’s annual consolidated financial statements and internal controls over financial reporting for the years ended December 31, 2015 and 2014, together with fees billed for other services rendered by KPMG LLP during those periods.

	2015	2014
Audit Fees (1)	$575,000	$510,000
Audit-Related Fees (2)	390,456	366,651
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$965,456	$876,651
____________________

(1)
Consists of the aggregate fees and expenses incurred for the audits of Ultimate’s consolidated financial statements in Form 10-K for fiscal years 2015 and 2014 and the reviews of Ultimate’s 2015 and 2014 quarterly reports on Forms 10-Q. The audit fees for the years ended December 31, 2015 and 2014 also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act for internal controls audit work and fees for audit procedures over Ultimate's adoption and transition to the COSO 2013 Internal Control - Integrated Framework as part of its evaluation of the effectiveness of ICOFR for SEC regulatory reporting purposes.

(2)
Consists of fees incurred during 2015 and 2014 for services in relation to the issuance of reports on management's descriptions of its systems and the suitability of the design and operating effectiveness of controls, which are commonly referred to as Statements on Standards for Attestation Engagements No. 16 ("SSAE 16") type 2 service auditors' reports.

(3)	There were no fees incurred for tax compliance services during 2015 or 2014.

(4)
Consists of the aggregate fees for products and services provided by KPMG LLP that were not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” Ultimate did not purchase any other products or services from KPMG LLP during 2015 or 2014.

Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with the SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be performed by Ultimate’s principal independent auditor prior to commencement of the specified service. Under the policy, the Audit Committee must pre-approve the provision of services by Ultimate’s principal auditor prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, or a designee of either with a statement as to whether, in their view, the request is consistent with the SEC rules on auditor independence. All of the services performed by KPMG LLP during 2015 and 2014 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On October 24, 2011, the Board adopted a written policy setting forth procedures for the review and approval or ratification of related party transactions. The policy covers all transactions between Ultimate and any related party involving or expected to involve more than $120,000 in the aggregate in any calendar year. Under the policy, a related party includes any current or former executive officer, director or director nominee, any person or group with greater than a 5% beneficial ownership of Ultimate’s voting securities or any immediate family member of the foregoing.
The policy provides that the Audit Committee review the material facts of any related party transaction in order to approve such transaction. If prior approval is not feasible, then such transaction must be ratified by the Audit Committee at its next regularly scheduled meeting or be rescinded. In making its determination, the Audit Committee considers (i) the extent of the related party’s interest in the related party transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to Ultimate and (v) the aggregate value of the related party transaction. Certain transactions, such as otherwise pre-approved compensation to an executive officer or director or transactions in which charges or rates are fixed by law or determined through a competitive bidding process, are deemed not to be related party transactions.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For the year ended December 31, 2015 the Company did not have any compensation committee interlocks or insider participation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Ultimate's executive officers and directors and persons who beneficially own more than 10% of Ultimate's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish Ultimate with copies of all Section 16(a) reports they file. Acting pursuant to powers of attorney, our employees generally prepare these reports on the basis of information obtained from each director and officer. Based solely on a review of the copies of such reports furnished to Ultimate and written representations from the executive officers and directors, Ultimate believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2015 except that due to a clerical error, in connection with grants of restricted stock awards to our independent directors, each of Messrs. Robert A. Yanover, LeRoy A. Vander Putten, Rick A. Wilber, James A. FitzPatrick, Jr., and Alois T. Leiter inadvertently filed a Form 4 late, on May 20, 2015 reporting a single transaction.
SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
Under the rules of the SEC, any proposal by a shareholder to be presented at the 2017 Annual Meeting of Shareholders and to be included in Ultimate's Proxy Statement for such meeting must be received at Ultimate's principal corporate office at 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 7, 2016. Proposals should be sent to the attention of the Secretary of Ultimate. Any such shareholder proposal must comply with the applicable rules of the SEC.
Under Ultimate’s By-laws, proposals of shareholders not included in the proxy materials may be presented at the 2017 Annual Meeting of Shareholders only if Ultimate’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 6, 2017, the first anniversary of the Proxy Statement in connection with the 2016 Annual Meeting of Shareholders (subject to exceptions if the 2016 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for shareholder action).
OTHER MATTERS
Financial Statements
A copy of Ultimate’s Annual Report on Form 10-K, for the year ended December 31, 2015, is available on Ultimate’s website, www.ultimatesoftware.com.
Other
Ultimate is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.
By Order of the Board of Directors:
Secretary

Weston, Florida
April 6, 2016

EXHIBIT A

THE ULTIMATE SOFTWARE GROUP, INC.

AMENDED AND RESTATED 2005 EQUITY AND INCENTIVE PLAN
The Ultimate Software Group, Inc., a Delaware corporation (together with its affiliates and subsidiaries, the “Company”), hereby amends and restates The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan (as so amended and restated, the “Plan”), effective as of May 16, 2016, the date of the Company’s 2016 annual meeting of stockholders, or the date of any adjournment thereof, to provide in its entirety as follows:

1.	PURPOSE
The objectives of the Plan are (i) to provide a vehicle for compensating the Company’s key personnel by giving them the opportunity to acquire a proprietary interest in the Company’s Common Stock by receiving equity-based incentive compensation; (ii) to provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (iii) to attract, motivate and retain key employees, non-employee directors and other service providers by maintaining competitive compensation levels; and (iv) to provide an incentive to management for continuous employment with or service to the Company.

2.	DEFINITIONS
Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
(a)    “Award” means an award of an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award granted under the Plan.
(b)    “Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Change in Control” shall have the meaning set forth in Section 14.2 hereof.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Committee” means the Compensation Committee of the Board or a successor thereof, or any other committee of the Board appointed by the Board to administer the Plan from time to time.
(g)    “Common Stock” means the Company’s Common Stock, par value $.01 per share.
(h)    “Company” means The Ultimate Software Group, Inc., a Delaware corporation.
(i)    “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.
(j)    “Director Fee Option” means an Option granted in lieu of certain directors’ fees under Section 13 of the Plan.
(k)    “Disability” means a condition in which a Participant is considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

(l)    “Eligible Person” means any person who is an employee, officer, director, consultant or advisor of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant or advisor of the Company or any Subsidiary.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)    “Fair Market Value” with respect to the value of a share of Common Stock as of a particular day, shall mean the last reported sale price (as reported on the NASDAQ) of the Common Stock on such day (unless such day is not a trading day, in which case, on the last trading day immediately preceding such day on which the Common Stock is traded on the NASDAQ). If the Common Stock is not listed on the NASDAQ, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.
(o)    “Incentive Stock Option” means an Option to purchase shares of Common Stock granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.
(p)    “NASDAQ” means The Nasdaq Stock Market’s National Market.
(q)    “Non-Employee Director” means any member of the Board who is not an officer or employee of the Company.
(r)    “Nonqualified Stock Option” means an Option to purchase shares of Common Stock granted under Section 6 hereof that is not an Incentive Stock Option.
(s)    “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.
(t)    “Participant” means any Eligible Person who holds an outstanding Award under the Plan.
(u)    “Performance Awards” means an Award under Section 11 hereof entitling a Participant to a payment in cash at the end of a performance period, if the performance and other conditions established by the Committee are satisfied.
(v)    “Plan” means The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan as set forth herein, as amended from time to time.
(w)    “Restricted Stock Award” means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.
(x)    “Section 162(m) Award” means any Award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and the regulations promulgated thereunder.
(y)    “Stock Appreciation Right” means an Award under Section 7 hereof entitling a Participant to receive a payment, representing the difference between a base price per share and the Fair Market Value of a share of Common Stock on the date of exercise.
(z)    “Stock Award” means an Award under Section 10 hereof entitling a Participant to shares of Common Stock that are free of transfer restrictions and forfeiture conditions imposed by the Plan.
(aa)    “Stock Unit Award” means an Award under Section 9 hereof entitling a Participant to a payment of a unit value based on the Fair Market Value of a share of Common Stock.
(bb)    “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	ADMINISTRATION
Section 3.1    Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the NASDAQ, (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
Section 3.2    Committee Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is permitted by the Plan for the grant of an Award, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
Section 3.3    Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law and such other limitations as the Committee shall determine. In no event shall such authority be delegated with respect to Awards to any members of the Board or any Participant who the Committee determines may be subject to Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. In the event that authority is delegated to an officer or officers in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or officers for such purpose.
Section 3.4    Grants to Committee Members. Any Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

4.	SHARES SUBJECT TO THE PLAN
Section 4.1    Share Limitation. Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under Awards granted to Participants under the Plan shall be 15,090,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of

Common Stock covered thereby will no longer be counted against the foregoing maximum share limitation and may again be made subject to Awards under the Plan pursuant to such limitation. In addition, any shares of Common Stock exchanged by a Participant or withheld from a Participant for tax withholding upon payment or settlement of an Award under the Plan shall be added to the foregoing maximum share limitation and may be made subject to Awards under the Plan pursuant to such limitation. In no event will any shares of Common Stock exchanged by or withheld from a Participant on account of the full or partial payment to the Company of the exercise or tax withholding upon exercise of an Option or Stock Appreciation Right be added to the foregoing maximum share limitation or be made subject to Awards under the Plan. Any Awards under the Plan settled in cash shall not be counted against the foregoing maximum share limitation. Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be returned or added to the aggregate share reserve under the Plan upon the termination, forfeiture, cancellation or other disposition of a stock option granted under the Plan shall be limited to 6,000,000 shares.
Section 4.2    Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 4.1 hereof, (ii) the maximum number and kind of shares or units set forth in Sections 6.1, 7.1, 8.1, 9.1 and 10.1 hereof, (iii) the number and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

5.	ELIGIBILITY AND AWARDS
All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has the authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. To the extent deemed necessary by the Committee, an Award will be evidenced by an Award Agreement as described in Section 15.1 hereof.
Awards granted under the Plan shall be subject to a minimum vesting period of not less one year from the date of grant of the Award. This minimum vesting period may be accelerated or waived in the event of a Participant’s death, Disability, termination of employment, in the event of a Change in Control or such other events that the Committee determines. Notwithstanding the minimum vesting period, up to five percent (5%) of the shares reserved for Awards under the Plan, subject to adjustment under Section 4.2, may be granted with vesting terms not conforming to the one year minimum vesting period.

6.	STOCK OPTIONS
Section 6.1    Grant of Option. An Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be subject to Options granted to any Participant during any calendar year shall be limited to 500,000 shares (subject to adjustment as provided in Section 4.2 hereof).
Section 6.2    Exercise Price. The exercise price under any Option granted to Participants under the Plan shall be equal to 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant, or such other amount as may be determined by the Committee.
Section 6.3    Vesting; Term of Option. The Committee, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and/or exercisable, and may accelerate the exercisability of any Option at any time. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award Agreement. An Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s employment or other service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason.
Section 6.4    Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made in the manner set forth in the Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such other period as the Committee may deem appropriate for purposes of applicable accounting rules), valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open-market broker-assisted transaction, (iv) by a combination of the foregoing methods, or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price of the Options as may be approved by the Committee and set forth in the Award Agreement.
Section 6.5    Limited Transferability of Nonqualified Options. All Options shall be nontransferable except (i) upon the Participant’s death, by the Participant’s will or the laws of descent and distribution or (ii) in the case of Nonqualified Stock Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. An award for a Nonqualified Stock Option may provide that the Participant shall be permitted to, during his or her lifetime and subject to the prior approval of the Committee at the time of proposed transfer, transfer all or part of the Option to the Participant’s “family member,” as defined in the Award Agreement in a manner consistent with the requirements for the Form S-8 registration statement under the Securities Act of 1933, which may include a trust for the benefit of a Participant and/or a Participant’s family member. The transfer of a Nonqualified Stock Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.
Section 6.6    Additional Rules for Incentive Stock Options.
(i)    Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation §1.421-7(h).
(ii)    Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.
(iii)    Ten Percent Stockholders. If an Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (a) the Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (b) such Option shall not be exercisable after the expiration of five years following the date such Option is granted.
(iv)    Termination of Employment. An Award of an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(v)    Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(vi)    Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the issuance of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
Section 6.7    Repricing and Exchanges of Stock Options Prohibited. The Committee shall not cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of an Option previously granted under the Plan, or otherwise approve any modification to an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the NASDAQ unless such action is first approved by the Company’s shareholders within one year prior to such action, except in accordance with an adjustment permitted under Section 4.2 hereof. The Committee shall not cause the cancellation, exchange or permit or accept the surrender of an Option previously granted under the Plan that has an exercised price greater than the then-current fair market value of shares of Common Stock in exchange for any other Award, cash or other securities unless such action is first approved by the Company’s shareholders within one year prior to such action, except in accordance with an adjustment permitted under Section 4.2 hereof.

7.	STOCK APPRECIATION RIGHTS
Section 7.1    Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. A Stock Appreciation Right granted to an Eligible Person is an Award in the form of a right to receive, upon settlement or exercise of the right but without other payment, an amount based on appreciation in the Fair Market Value of shares of Common Stock over a base price established for the Award. Stock Appreciation Rights shall be settled or exercisable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the settlement or exercisability of a Stock Appreciation Right at any time. The maximum number of shares of Common Stock that may be subject to Stock Appreciation Rights granted to any Participant during any calendar year shall be limited to 500,000 shares (subject to adjustment as provided in Section 4.2 hereof).
Section 7.2    Vesting; Term; Base Price of Stock Appreciation Rights. A Stock Appreciation Right shall be settled or exercisable at such time or times as determined by the Committee, but in no event after 10 years from the Date of Grant. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.
Section 7.3    Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon settlement or exercise of the Stock Appreciation Right, as applicable, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of settlement or exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is settled or exercised. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in cash, in shares of Common

Stock valued at their Fair Market Value on the date of settlement or exercise, as applicable, or in a combination of cash and shares of Common Stock, subject to applicable tax withholding requirements.
Section 7.4    Repricing of Stock Appreciation Rights Prohibited. The Committee shall not cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to a Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the NASDAQ unless such action is first approved by the Company’s shareholders within one year prior to such action, except in accordance with an adjustment permitted under Section 4.2 hereof. The Committee shall not cause the cancellation, exchange or permit or accept the surrender of a Stock Appreciation Right previously granted under the Plan that has a base price greater than the then-current fair market value of shares of Common Stock in exchange for any other Award, cash or other securities unless such action is first approved by the Company’s shareholders within one year prior to such action, except in accordance with an adjustment permitted under Section 4.2 hereof.

8.	RESTRICTED STOCK AWARDS
Section 8.1    Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. A Restricted Stock Award granted to an Eligible Person represents shares of Common Stock that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement. The Committee may, in connection with any Restricted Stock Award, require the payment of a specified purchase price. The Committee may grant Restricted Stock Awards that are Section 162(m) Awards, as well as Restricted Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Restricted Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).
Section 8.2    Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. Such vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period or periods. Such vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion. In the case of any Restricted Stock Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee.
Section 8.3    Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
Section 8.4    Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

Section 8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.	STOCK UNIT AWARDS
Section 9.1    Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Person selected by the Committee. A Stock Unit Award is an Award to an Eligible Person of a number of hypothetical share units with respect to shares of Common Stock that are granted subject to such vesting and transfer restrictions and conditions of payment as the Committee shall determine and set forth in an Award Agreement. The value of each unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on any applicable date of determination. The Committee may grant Stock Unit Awards that are Section 162(m) Awards, as well as a Stock Unit Awards that are not Section 162(m) Awards. The maximum number of units that may be subject to Stock Unit Awards granted to a Participant during any one calendar year shall be limited to 250,000 units (subject to adjustment as provided in Section 4.2 hereof). A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of shares of Common Stock.
Section 9.2    Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall determine, in its sole discretion, any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. Vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period or periods. Vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion. In the case of any Stock Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.
Section 9.3    Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. The payment with respect to each share unit under a Stock Unit Award shall be determined by reference to the Fair Market Value of one share of Common Stock on each applicable payment date. Payment may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. In accordance with Section 15.4 hereof, the Committee may permit a Participant to defer the receipt of payment under a Stock Unit Award until such date or event as may be elected by the Participant in accordance with rules established by the Committee.
Section 9.4    No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.	STOCK AWARDS
Section 10.1    Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price. The Committee may grant Stock Awards that are Section 162(m) Awards, as well as Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).
Section 10.2    Rights as Stockholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, the Participant will have all rights of a stockholder with respect to the shares granted to him under a Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.	PERFORMANCE AWARDS
Section 11.1    Grant of Performance Awards. The Committee may grant Performance Awards under the Plan, which shall represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The Committee may also determine a target payment amount or a range of payment amounts for each Award. The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award. In the case of any Performance Award that is a Section 162(m) Award, performance goals shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. The maximum amount of cash compensation that may be paid to a Participant during any one calendar year under Performance Awards shall be $2,000,000.
Section 11.2    Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any. Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements.

12.	SECTION 162(M) AWARDS
Section 12.1    Awards. Awards of Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162(m) Awards. Restricted Stock Awards, Stock Unit Awards, Stock Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 12.
Section 12.2    Performance Criteria. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: annual recurring revenues; recurring revenues; services revenues; license revenues; net or gross revenue; operating expenses; cash flow; total earnings; earnings per share, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; gross or operating margin; return on equity; return on capital; return on investment; market share; economic value added; stock price; and total stockholder return. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.
Section 12.3    Section 162(m) Requirements. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by Section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under Section 162(m) of the Code). As and to the extent required by Section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may allow the Committee discretion to decrease the amount of compensation payable).

13.	DIRECTOR FEE OPTIONS
Section 13.1    Board Discretion. Subject to the express limitations of the Plan, the Board shall have authority in its discretion to determine the Non-Employee Directors of the Company to whom, and the time or times at which, Options may be granted, the number of shares subject to each Option, the exercise price of an Option, the time or times at which an Option will become vested and exercisable, the duration of an Option, and all other terms of an Option. Unless otherwise provided by the Board and set forth in an Award Agreement, Non-Employee Directors of the Company shall be granted Director Fee Options in accordance with the provisions of this Section 13.
Section 13.2    Grant of Director Fee Option. Subject to Sections 13.1 and 13.7 hereof, as of each Date of Grant (determined under Section 13.3 hereof), each Non-Employee Director of the Company shall receive a grant of a Director Fee Option at an exercise price (determined under Section 13.4 hereof) to purchase a number of shares of Common Stock (determined under Section 13.5 hereof) in lieu of directors’ fees which such Non-Employee Director earned during the calendar quarter ending immediately prior to such Date of Grant.
Section 13.3    Date of Grant. The Date of Grant of a Director Fee Option shall be the first business day of the calendar quarter immediately following the calendar quarter during which directors’ fees are earned by a Non-Employee Director, with the first such Date of Grant to be January 3, 2005.
Section 13.4    Exercise Price. The exercise price of each share of Common Stock subject to a Director Fee Option shall be 30% of the Fair Market Value of a share of Common Stock on the applicable Date of Grant, or such other amount as may be determined by the Board. Payment of the exercise price shall be determined in accordance with the provisions of Section 6.4 hereof.
Section 13.5    Number of Shares. The number of shares of Common Stock subject to any Director Fee Option shall equal (i) the dollar amount of the Non-Employee Director’s fees which were earned during the calendar quarter ending immediately prior to the Date of Grant, divided by (ii) the excess of the Fair Market Value of a share of Common Stock on the applicable Date of Grant over the exercise price of the Director Fee Option (determined in accordance with Section 13.4 hereof), rounded to the nearest whole share.
Section 13.6    Vesting. Each Director Fee Option shall vest one year from the Date of Grant, subject to and in accordance with Section 5 hereof.
Section 13.7    Exercise. A Director Fee Option shall first become exercisable on the earliest to occur of the following events: (i) the fifth anniversary of the Date of Grant, (ii) the date on which the Non-Employee Director ceases to be a member of the Board, and (iii) the effective date of a Change in Control; and shall remain exercisable for the period specified in the Award Agreement as provided by the Committee at the time of grant. To the extent that a Director Fee Option is not exercised within the applicable time period (or is not otherwise settled in accordance with Section 13.8 hereof), such Director Fee Option shall be terminated and the Non-Employee Director’s rights thereunder shall be automatically forfeited.

Section 13.8    Cash Settlement. Notwithstanding the provisions of Section 13.7 hereof, the Committee may, in its discretion, cancel the right of a Non-Employee Director to exercise a Director Fee Option upon or following the occurrence of an exercise event as described in Section 13.7 hereof in exchange for a cash payment to the Non-Employee Director equal to the product of (i) the number of shares of Common Stock subject to the Director Fee Option being cancelled, multiplied by (ii) the excess of the per share Fair Market Value of the Common Stock on the date of cancellation of the Director Fee Option over the exercise price per share of the Director Fee Option.

14.	CHANGE IN CONTROL
Section 14.1    Effect of Change in Control. The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” (as defined below) on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. Unless otherwise provided by the Committee and set forth in the Award Agreement, upon a Change in Control, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each Restricted Stock Award shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) each outstanding Stock Unit Award, Stock Award and Performance Award shall become immediately and fully vested and payable.
Section 14.2    Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon:
(i)    the consummation of any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately prior to the merger or consolidation do not represent, immediately after the merger or consolidation, the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of 50% or more of the combined voting power of the Company’s (or the surviving entity’s) then outstanding securities ordinarily (and apart from rights occurring in special circumstances) having the right to vote in the election of directors;
(ii)    the consummation of any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company and its Subsidiaries; or
(iii)    the occurrence of any event the result of which is that any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than (A) the Company or any Subsidiary, or (B) any employee benefit plan sponsored by the Company or any Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender, leveraged buyout or exchange offer, open market purchases, privately negotiated purchases, other arrangements or understandings or otherwise.

15.	GENERAL PROVISIONS
Section 15.1    Form of Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement shall also set forth the effect on an Award of termination of employment under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
Section 15.2    Forfeiture Events. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.
Section 15.3    No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, an Award shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.
Section 15.4    Deferrals of Payment. The Committee may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
Section 15.5    Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.
Section 15.6    Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person any right to continue in the service of the Company or any of its Subsidiaries, or to serve as a director thereof, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.
Section 15.7    Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.
Section 15.8    Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

Section 15.9    Unfunded Plan. The adoption of the Plan and any setting aside of cash amounts or shares of Common Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under the Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of the Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors, to discharge its obligations under the Plan.
Section 15.10    Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of any such plan.
Section 15.11    Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, his or her executor, administrator and permitted transferees and beneficiaries.
Section 15.12    Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections hereof are inserted for convenience and reference and constitute no part of the Plan.
Section 15.13    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
Section 15.14    Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.
Section 15.15    Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

16.	EFFECTIVE DATE, AMENDMENT AND TERMINATION
Section 16.1    Effective Date. The Plan shall become effective following its adoption by the Board and upon its approval by the Company’s stockholders. The term of the Plan shall be 10 years from the date of such adoption by the Board, subject to Section 16.3 hereof.
Section 16.2    Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that the Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the NASDAQ or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

Section 16.3    Termination. The Plan shall terminate on January 31, 2026, which is the date immediately preceding the tenth anniversary of the date of the Plan’s adoption by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

THE ULTIMATE SOFTWARE GROUP, INC.

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FL 33326

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	Nominees	For	Against	Abstain
1A	Scott Scherr	☐	☐	☐
1B	Alois T. Leiter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000278432_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

THE ULTIMATE SOFTWARE GROUP, INC.
Annual Meeting of Shareholders
May 16, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of common stock, par value $0.01, of The Ultimate Software Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 10:00 AM, EDT on May 16, 2016, at The Ultimate Software Group, Inc. 2000 Ultimate Way Weston, FL 33326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000278432_2 R1.0.1.25